                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report:  February 3, 1995
               Date of Earliest Event Reported:  January 26, 1995


                           TELE-COMMUNICATIONS, INC.
                                      AND
                          TCI COMMUNICATIONS, INC.
           ----------------------------------------------------------
           (Exact name of Registrants as specified in their charters)


                               State of Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


     0-20421 and 0-5550                                  84-1260157 and 84-0588868
- -----------------------------                   -------------------------------------
(Commission File Numbers)                       (I.R.S. Employer Identification Nos.)


              5619 DTC Parkway
            Englewood, Colorado                                     80111
- ---------------------------------------------        ---------------------------------
(Address of principal executive offices)                          (Zip Code)


      Registrants' telephone number, including area code:  (303) 267-5500

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         As of January 26, 1995, Tele-Communications, Inc. ("TCI"), TCI Communications, Inc. ("TCIC"), a wholly-owned subsidiary of TCI, and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCIC, a wholly-owned subsidiary of TCI (the "Merger"). The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of TCI Convertible Preferred Stock, Series D (the "Series D Preferred Stock") with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments. At September 30, 1994, TeleCable operated approximately 13,500 miles of cable distribution systems that served approximately 750,000 basic subscribers in 15 states. Historical financial statements of TeleCable for the nine months ended September 30, 1994 and for the year ended December 31, 1993, were previously filed under Item 7 of the Company's Current Reports on Form 8-K dated December 2, 1994 and August 26, 1994, respectively.


ITEM 5.  OTHER EVENTS

         QVC, Inc, ("QVC") QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which will be wholly owned by Liberty Media Corporation ("Liberty"), a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"), and Comcast Corporation ("Comcast"), are parties to an Agreement and Plan of Merger, dated as of August 4, 1994, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, the Purchaser Commenced an offer to purchase all outstanding shares of Common Stock ("QVC Common Stock") and Series B Preferred Stock and Series C Preferred Stock ("QVC Preferred Stock" and, together with the QVC Common Stock, the "Shares") of QVC at $46 per share of QVC Common Stock and $460 per share of QVC Preferred Stock, net to the seller in cash, upon the terms of the related Offer to Purchase, as supplemented, and Letters of Transmittal (the "QVC Tender Offer").

         If the QVC Tender Offer is consummated, the Purchaser will be merged with and into QVC (the "QVC Merger") and any remaining shares of QVC will be converted in the QVC Merger into cash at the same price as that offered in the QVC Tender Offer.

         As disclosed in a Supplement, dated the date hereof, to the Offer to Purchase the expiration date for the QVC Tender Offer has been extended to midnight, New York City time, on Thursday, February 9, 1995. The QVC Tender Offer continues to be conditioned on various conditions, including obtaining financing sufficient to allow the Purchaser to purchase all of the outstanding Shares pursuant to the QVC Tender Offer, to consummate the QVC Merger and to pay related fees and expenses and to the absence of certain legal actions or proceedings. As further disclosed in the Supplement, Comcast and Liberty presently anticipate that such financing will be obtained shortly. If the QVC Tender Offer is consummated, Liberty will own approximately 43% of the Purchaser and will account for such investment utilizing the equity method.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements

         QVC, Inc. and Subsidiaries
            Nine months ended October 31, 1994:

                 Consolidated Balance Sheets,
                    October 31, 1994 and December 31, 1993 (unaudited)

                 Consolidated Statements of Operations,
                    Nine months ended October 31, 1994 and 1993 (unaudited)

                 Consolidated Statements of Cash Flows,
                    Nine months ended October 31, 1994 and 1993 (unaudited)

                 Consolidated Statement of Shareholders' Equity,
                    Nine months ended October 31, 1994 (unaudited)

                 Notes to Consolidated Financial Statements,
                    Nine months ended October 31, 1994 (unaudited)

            Year ended January 31, 1994:

                 Independent Auditors' Report

                 Consolidated Balance Sheets
                    Years ended January 31, 1994 and 1993

                 Consolidated Statements of Operations
                    Years ended January 31, 1994, 1993 and 1992

                 Consolidated Statements of Shareholders' Equity
                    Years ended January 31, 1994, 1993 and 1992

                 Consolidated Statements  of Cash Flows
                    Years ended January 31, 1994, 1993 and 1992

                 Notes to Consolidated Financial Statements
                    Years ended January 31, 1994, 1993 and 1992

(b)      Pro Forma Financial Information

         TCI Communications, Inc. and Subsidiaries:

                 Condensed Pro Forma Combined Balance Sheet,
                    September 30, 1994 (unaudited)

                 Condensed Pro Forma Combined Statement of Operations,
                    Nine months ended September 30, 1994 (unaudited)

                 Condensed Pro Forma Combined Statement of Operations,
                    Year ended December 31, 1993 (unaudited)

                 Notes to Condensed Pro Forma Combined Financial Statements,
                    September 30, 1994 (unaudited)

(b)      Pro Forma Financial Information, continued)

         Tele-Communications, Inc. and Subsidiaries:

                 Condensed Pro Forma Combined Balance Sheet,
                    September 30, 1994 (unaudited)

                 Condensed Pro Forma Combined Statement of Operations,
                    Nine months ended September 30, 1994 (unaudited)

                 Condensed Pro Forma Combined Statement of Operations,
                    Year ended December 31, 1993 (unaudited)

                 Notes to Condensed Pro Forma Combined Financial Statements,
                    September 30, 1994 (unaudited)


(c)      Exhibits

                 None.

_________________________

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.



Date:    February 3, 1995



                                          TELE-COMMUNICATIONS, INC.
                                          (Registrant)



                                          By:/s/ Stephen M. Brett
                                             --------------------------------
                                              Stephen M. Brett
                                                 Executive Vice President and
                                                    Secretary


                                          TCI COMMUNICATIONS, INC.
                                          (Registrant)



                                          By:/s/ Stephen M. Brett
                                             --------------------------------
                                              Stephen M. Brett
                                                 Senior Vice President and
                                                    General Counsel

                           QVC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         OCTOBER 31,    JANUARY 31,
                                                                            1994           1994
                                                                         -----------    -----------
                                              ASSETS
Current assets:
     Cash and cash equivalents........................................   $    80,790     $  15,873
     Accounts receivable, less allowance for doubtful accounts of
      $67,671 at October 31, 1994 and $52,759 at January 31, 1994.....       193,540       183,162
     Inventories......................................................       198,012       148,208
     Deferred taxes...................................................        56,748        59,749
     Prepaid expenses.................................................         8,238         5,536
                                                                         -----------    -----------
          Total current assets........................................       537,328       412,528

Property, plant and equipment, at cost, less accumulated
  depreciation........................................................        89,739        80,579
Cable television distribution rights, net.............................        99,729        99,579
Other assets, net.....................................................        38,086        33,664
Excess of cost over acquired net assets...............................       244,475       251,810
                                                                         -----------    -----------
          Total assets................................................   $ 1,009,357     $ 878,160
                                                                           =========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt.............................   $     3,158     $   3,114
     Accounts payable -- trade........................................       130,801        81,594
     Accrued liabilities..............................................       264,286       225,989
                                                                         -----------    -----------
          Total current liabilities...................................       398,245       310,697
Long-term debt, less current maturities...............................         6,599         7,044
                                                                         -----------    -----------
          Total liabilities...........................................       404,844       317,741
                                                                         -----------    -----------
Shareholders' equity:
     Convertible Preferred Stock, par value $.10......................            50            56
     Common Stock, par value $.01.....................................           409           399
     Additional paid-in capital.......................................       451,659       446,027
     Retained earnings................................................       152,193       113,937
     Foreign currency translation adjustments.........................           202            --
                                                                         -----------    -----------
          Total shareholders' equity..................................       604,513       560,419
                                                                         -----------    -----------
          Total liabilities and shareholders' equity..................   $ 1,009,357     $ 878,160
                                                                           =========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                           OCTOBER 31,             OCTOBER 31,
                                                       --------------------    --------------------
                                                         1994        1993        1994        1993
                                                       --------    --------    --------    --------
Net revenue.........................................   $364,467    $313,945    $964,185    $849,615
Cost of goods sold..................................    223,165     185,043     588,292     499,002
                                                       --------    --------    --------    --------
Gross profit........................................    141,302     128,902     375,893     350,613
                                                       --------    --------    --------    --------
Operating expenses:
     Variable costs.................................     46,869      43,976     126,920     121,277
     General and administrative.....................     45,314      31,532     114,523      98,372
     Depreciation...................................      4,636       4,175      13,154      12,278
     Amortization of intangible assets..............      8,349       6,453      20,894      19,609
                                                       --------    --------    --------    --------
                                                        105,168      86,136     275,491     251,536
                                                       --------    --------    --------    --------
Operating income....................................     36,134      42,766     100,402      99,077
                                                       --------    --------    --------    --------
Other income (expense):
     Losses from joint ventures.....................     (7,677)     (2,118)    (27,248)     (2,118)
     Interest income................................      4,434       2,430      12,333       7,698
     Interest expense...............................       (345)       (346)     (1,046)     (1,242)
                                                       --------    --------    --------    --------
                                                         (3,588)        (34)    (15,961)      4,338
                                                       --------    --------    --------    --------
Income before income taxes and cumulative effect of
  a change in accounting principle..................     32,546      42,732      84,441     103,415
Income tax provision................................    (18,080)    (21,215)    (46,185)    (50,950)
                                                       --------    --------    --------    --------
Income before cumulative effect of a change in
  accounting principle..............................     14,466      21,517      38,256      52,465
Cumulative effect of a change in accounting for
  income taxes......................................         --          --          --       3,990
                                                       --------    --------    --------    --------
Net income..........................................   $ 14,466    $ 21,517    $ 38,256    $ 56,455
                                                       ========    ========    ========    ========
Income per share:
     Income before cumulative effect of a change in
       accounting principle.........................   $    .29    $    .42    $    .78    $   1.04
     Cumulative effect of a change in accounting for
       income taxes.................................         --          --          --         .08
                                                       --------    --------    --------    --------
     Net income.....................................   $    .29    $    .42    $    .78    $   1.12
                                                       ========    ========    ========    ========
Weighted average number of common and common
  equivalent shares.................................     48,945      50,680      48,901      50,582
                                                       ========    ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           NINE MONTHS ENDED
                                                                              OCTOBER 31,
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
Cash flows from operating activities:
     Net income........................................................  $ 38,256     $ 56,455
     Adjustments to reconcile net income to net cash provided by operating activities:
          (Increase) decrease in deferred taxes........................    (3,005)       4,303
          Cumulative effect of a change in accounting for income
            taxes......................................................        --       (3,990)
          Depreciation.................................................    13,154       12,278
          Amortization of intangible assets............................    20,894       19,609
          Losses from joint ventures...................................    27,248        2,118
          Losses on sales of equipment.................................       450           --
     Deferral of Q2 start-up costs.....................................    (7,985)        (144)
     Effects of changes in working capital items*......................    27,621      (31,756)
                                                                         --------     --------
     Net cash provided by operating activities.........................   116,633       58,873
                                                                         --------     --------
Cash flows from investing activities:
     Capital expenditures..............................................   (26,627)     (19,531)
     Expenditures for cable television distribution rights.............   (11,569)          --
     Changes in other assets...........................................      (423)        (819)
     Investments in and advances to joint ventures.....................   (22,196)     (13,312)
     Proceeds from sales of equipment..................................     3,864           --
                                                                         --------     --------
     Net cash used in investing activities.............................   (56,951)     (33,662)
                                                                         --------     --------
Cash flows from financing activities:
     Borrowings under revolving credit facilities......................        --       20,000
     Payments against revolving credit facilities......................        --      (20,000)
     Principal payments under other debt...............................      (401)        (374)
     Payments under Senior term loan...................................        --      (21,000)
     Proceeds from exercise of stock options...........................     2,536          983
     Proceeds from exercise of warrants................................     3,100        6,185
                                                                         --------     --------
     Net cash provided by (used in) financing activities...............     5,235      (14,206)
                                                                         --------     --------
Net increase in cash and cash equivalents..............................    64,917       11,005
Cash and cash equivalents at beginning of period.......................    15,873        4,279
                                                                         --------     --------
Cash and cash equivalents at end of period.............................  $ 80,790     $ 15,284
                                                                         ========     ========
* Analysis of effects of changes in working capital items:
     Increase in accounts receivable...................................  $(10,378)    $(29,887)
     Increase in inventories...........................................   (49,804)     (46,406)
     Decrease (increase) in deferred taxes.............................     3,001       (9,812)
     Increase in prepaid expenses......................................    (2,702)      (5,532)
     Increase in accounts payable......................................    49,207       29,514
     Increase in accrued liabilities...................................    38,297       30,367
                                                                         --------     --------
                                                                         $ 27,621     $(31,756)
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             ADDITIONAL                FOREIGN
                                    CONVERTIBLE     COMMON    PAID-IN     RETAINED    CURRENCY
                                  PREFERRED STOCK   STOCK     CAPITAL     EARNINGS   TRANSLATION    TOTAL
                                  ---------------   ------   ----------   --------   -----------   --------
Balance January 31, 1994........        $56          $399     $ 446,027   $113,937      $  --      $560,419
Net income for period...........        --             --            --     38,256         --        38,256
Proceeds from exercise of               --
  warrants......................                        3         3,097         --         --         3,100
Proceeds from the exercise of
  employee stock options........        --              1         2,535         --         --         2,536
Conversion of shares............         (6)            6            --         --         --            --
Foreign currency translation
  adjustments...................         --            --            --         --        202           202
                                        ---          ----     ---------   --------      -----      --------
Balance October 31, 1994........        $50          $409     $ 451,659   $152,193      $ 202      $604,513
                                        ===          ====     =========   ========      =====      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The interim consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended January 31, 1994 and 1993.

     In the opinion of QVC, Inc. (the "Company"), all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments principally consist of normal recurring items. Interim results are not necessarily indicative of results for a full year.

     The consolidated financial statements include the accounts of the Company and all subsidiaries. Investments in the Company's joint ventures (50% or less owned) are accounted for under the equity method. All significant intercompany accounts and transactions are eliminated in consolidation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed by the Company are set forth in Note 1 to the Company's consolidated financial statements in the QVC, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 1994.

NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                    OCTOBER 31,     JANUARY 31,
                                                                       1994            1994
                                                                    -----------     -----------
                                                                          (IN THOUSANDS)
    Land..........................................................   $   7,818       $   3,977
    Buildings and improvements....................................      57,317          50,627
    Furniture and other equipment.................................      34,384          33,866
    Broadcast equipment...........................................      10,163           8,942
    Computer equipment and software...............................      19,288          20,005
    Construction in progress......................................         295           1,684
                                                                    -----------     -----------
                                                                       129,265         119,101
    Less -- accumulated depreciation..............................     (39,526)        (38,522)
                                                                    -----------     -----------
    Net property, plant and equipment.............................   $  89,739       $  80,579
                                                                    -----------     -----------

     In October 1994, the Company purchased a 600,000 square foot office and warehouse facility in West Chester, Pennsylvania for a total cost of approximately $9.6 million. It is anticipated that some of the operations located in other facilities will be transferred to this building.

NOTE 4 -- OTHER ASSETS

     Other assets consist of the following:

                                                                    OCTOBER 31,     JANUARY 31,
                                                                       1994            1994
                                                                    -----------     -----------
    Deferred taxes (Note 6).......................................    $20,271         $17,265
    Investments in and advances to joint ventures, net of
      accumulated losses..........................................      6,345          11,194
    Start-up costs................................................     11,444           3,459
    Satellite transponder rights..................................      1,000           1,000
    Other.........................................................      1,496           1,234
                                                                    -----------     -----------
                                                                       40,556          34,152
    Less -- accumulated amortization..............................     (2,470)           (488)
                                                                    -----------     -----------
    Net other assets..............................................    $38,086         $33,664
                                                                     ========        ========

     During fiscal 1993, the Company established electronic retailing program service in the United Kingdom ("QVC -- The Shopping Channel") and Mexico ("CVC") through joint venture agreements with British Sky Broadcasting Limited and Grupo Televisa, S.A. de C.V., respectively. The joint venture in the United Kingdom began broadcasting on October 1, 1993, and the joint venture in Mexico began broadcasting on November 15, 1993. The joint venture agreement in the United Kingdom requires, among other things, that the Company provide all funding to the joint venture until it is profitable. The Company will then recover all prior funding before any profits are shared. Accordingly, the Company has included 100% of the loss on operations of this venture in the Consolidated Statements of Operations. The operating results of the joint venture in Mexico are shared equally by the partners.

     Summarized financial information for "QVC -- The Shopping Channel" and "CVC" on a 100% basis follows (in thousands):

                                                 OCTOBER 31, 1994            JANUARY 31, 1994
                                            --------------------------   -------------------------
                                               QVC -- THE                   QVC -- THE
                                            SHOPPING CHANNEL     CVC     SHOPPING CHANNEL    CVC
                                            ----------------   -------   ----------------   ------
    Current assets........................      $ 10,912       $14,512        $5,608        $9,687
    Property, plant and equipment, net....         2,599         2,282         1,645         1,665
    Unamortized start-up costs............           865           630         2,205         1,650
    Current liabilities...................         9,053        17,085         4,181         9,507

                                                   THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                    OCTOBER 31, 1994                      OCTOBER 31, 1994
                                           -----------------------------------   -----------------------------------
                                              QVC -- THE                            QVC -- THE
                                           SHOPPING CHANNEL         CVC          SHOPPING CHANNEL         CVC
                                           ----------------   ----------------   ----------------   ----------------
    Net revenue..........................      $  8,082           $      9,467       $ 15,699           $     21,116
    Gross profit.........................         3,222                  3,198          5,406                  5,979
    Loss.................................        (5,720)                (2,290)       (20,015)                (8,537)

     During the month of October 1993, "QVC -- The Shopping Channel" experienced net sales of $487,000, gross profit of $87,000 and a net loss of $2.1 million.

     In fiscal 1993, the Company also entered a joint venture with Tribune Entertainment Company and Regal Communications to form QRT Enterprises ("QRT"). QRT produced and syndicated "Can We Shop" with Joan Rivers, which commenced broadcasting January 17, 1994. On June 15, 1994, QRT announced plans to cease the venture with the last show broadcasted on July 15. 1994. "Can We Shop" was a one-hour, Monday through Friday television show through which merchandise was sold.

     The Company has made a $4.4 million investment in Friday Holdings, L.P., a limited partnership ("Friday Holdings"). The limited partnership's purpose was to establish or acquire businesses in the communications field and to develop information products. This partnership is currently being liquidated.

     The Company's share of gains (losses) from joint ventures during the three and nine months ended October 31, 1994 follows (in thousands):

                                                                 THREE MONTHS     NINE MONTHS
                                                                 ------------     -----------
    QVC -- The Shopping Channel................................    $ (5,720)       $ (20,015)
    CVC........................................................      (1,145)          (4,268)
    QRT........................................................         138           (1,115)
    Friday Holdings............................................        (900)          (1,800)
    Other......................................................         (50)             (50)
                                                                 ------------     -----------
                                                                   $ (7,677)       $ (27,248)
                                                                 ==========        =========

     The Company capitalized $11.4 million of costs relating to the start-up of Q2, a new televised shopping/programming service, which fully launched on August 1, 1994 in the United States. The capitalized start-up costs are being amortized over eighteen months. Total amortization for the quarter ended October 31, 1994 was $1.9 million.

NOTE 5 -- CAPITAL STOCK

     The Company has 175,000,000 shares of Common Stock authorized. There were 40,906,497 shares outstanding at October 31, 1994 and 39,895,447 shares outstanding at January 31, 1994. The increase in the number of shares of Common Stock outstanding is the result of the exercise of warrants (310,000), the exercise of employee stock options (105,000) and the conversion of Convertible Preferred Stock (596,050).

     The following table summarizes the number of Convertible Preferred shares at October 31, 1994 and January 31, 1994 (in thousands):

                                                         OCTOBER 31, 1994          JANUARY 31, 1994
                                           SHARES     -----------------------   -----------------------
                                         AUTHORIZED   OUTSTANDING   PAR VALUE   OUTSTANDING   PAR VALUE
                                         ----------   -----------   ---------   -----------   ---------
    Series A...........................        10          --          $--           --          $--
    Series B...........................     1,000          18            2           28            3
    Series C...........................     1,000         481           48          531           53
    Series D...........................       300          --           --            1           --
                                                                       ---                       ---
                                                                       $50                       $56
                                                                    =======                   =======

NOTE 6 -- INCOME TAXES

     The Company adopted the principles of Statement of Financial Accounting Standards No. 109 ("SFAS 109") to account for income taxes in the first quarter of fiscal 1993. The cumulative effect of adopting SFAS 109 was to increase net income by approximately $4.0 million in the first quarter of fiscal 1993. The provisions for income taxes for the three months and nine months ended October 31, 1994 and 1993 are based on the estimated annual effective tax rate after considering the federal and state statutory rates, amortization of intangibles arising from the CVN acquisition, which is not deductible for tax purposes, and the fact that the losses from joint ventures provide no state income tax benefit.

     In 1994, the Company received notice that the Internal Revenue Service ("IRS") has completed its examinations of the Company's federal income tax returns through fiscal 1991. As a result of the examination, the IRS has proposed adjustments that relate primarily to the amortization of cable television distribution rights, that would result in a potential tax liability for those years in excess of $56.0 million. The Company intends to vigorously contest these proposed adjustments. While it is not possible at this time to predict the outcome of these actions, it is the opinion of management, after reviewing the matter with outside counsel, that this matter will be resolved without having a material effect on the Company's financial position.

NOTE 7 -- INCOME PER SHARE

     The Company computes income per share using the modified treasury stock method. The following table presents the computation of net income per share for the three and nine months ended October 31, 1994 and 1993 (in thousands, except per share amounts).

                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                                                          OCTOBER 31,             OCTOBER 31,
                                                      -------------------     -------------------
                                                       1994        1993        1994        1993
                                                      -------     -------     -------     -------
Income:
     Income before cumulative effect of a change in
       accounting for income taxes..................  $14,466     $21,517     $38,256     $52,465
     Cumulative effect of a change in accounting for
       income taxes.................................    --          --          --          3,990
                                                      -------     -------     -------     -------
     Net income.....................................  $14,466     $21,517     $38,256     $56,455
                                                      =======     =======     =======     =======
Shares:
     Weighted average number of common shares
       outstanding..................................   40,713      38,855      40,320      37,235
     Add -- Common equivalent shares assuming
       conversion of Series B, Series C and Series D
       Convertible Preferred Stock..................    5,145       6,508       5,414       7,922
     Add -- Common shares assumed to be outstanding
       from exercise of warrants and options........    9,665      10,093       9,746      10,282
     Less -- Assumed purchase of Common Stock from
       proceeds of exercise of warrants and
       options......................................   (6,578)     (4,776)     (6,579)     (4,857)
                                                      -------     -------     -------     -------
                                                       48,945      50,680      48,901      50,582
                                                      =======     =======     =======     =======
Income per share:
     Income before cumulative effect of a change in
       accounting principle.........................  $   .29     $   .42     $   .78     $  1.04
     Cumulative effect of a change in accounting for
       income taxes.................................    --          --          --            .08
                                                      -------     -------     -------     -------
     Net income.....................................  $   .29     $   .42     $   .78     $  1.12
                                                      =======     =======     =======     =======

NOTE 8 -- SUPPLEMENTAL INFORMATION ON CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         NINE MONTHS
                                                                            ENDED
                                                                         OCTOBER 31,
                                                                       ---------------
                                                                       1994     1993
                                                                       ----    -------
                                                                       (IN THOUSANDS)
        Supplemental cash flow information:
             Interest paid..........................................   $855    $ 1,099
             Income taxes paid......................................    207     32,414

     During the nine months ended October 31, 1993, the only non-cash investing and financing activity was the $202,000 foreign currency translation adjustments related to investments in foreign joint ventures.

NOTE 9 -- ACQUISITION BY COMCAST CORPORATION AND LIBERTY MEDIA CORPORATION

     On August 4, 1994, the Company, Comcast Corporation ("Comcast"), Liberty Media Corporation ("Liberty") and a company wholly owned by Comcast and Liberty ("Holdings") entered into a definitive merger agreement pursuant to which Holdings will acquire QVC and thereafter QVC will merge with a subsidiary of Holdings. On August 11, 1994, Holdings commenced a tender offer for all shares of stock of QVC at a cash price of $46 per share of QVC Common Stock and $460 per share of QVC Convertible Preferred Stock. The total cost of the acquisition for the QVC Stock not owned by Comcast or Liberty will be in excess of $1.4 billion. Comcast and Liberty have agreed to fund a total of approximately $303 million of the acquisition with the balance to be provided through debt financing which, after the merger, will be an obligation of QVC. Following the acquisition, Comcast and Liberty will own approximately 57% and 43%, respectively, of Holdings, which will own 100% of QVC.

NOTE 10 -- LITIGATION

     As previously reported to the Securities and Exchange Commission, the Company has been named as a defendant in certain actions filed in state and federal courts in Delaware arising out of Liberty's prior acquisitions of shares of Home Shopping Network, Inc. ("HSN") and the Company's July 1993 letter proposal to HSN to combine HSN and the Company in a stock-for-stock transaction (the "HSN Actions"). The plaintiffs and defendants to the HSN Actions have executed a Memorandum of Understanding (the "MOU") setting forth an agreement in principle for the settlement of the HSN Actions for a total consideration of $13 million (plus $200,000 to cover administrative expenses), all of which is to be funded by Liberty. In May 1994, the Company became a party to a revised MOU. Under the revised MOU, the Company is not required to pay any portion of the proposed settlement fund or the administrative expenses of the settlement.

     On August 19, 1994, plaintiffs and defendants in the HSN Actions entered into a stipulation in connection with the contemplated settlement of such actions (the "Delaware Settlement"), which was then filed with the Delaware courts. On November 18, 1994, the parties entered into a revised Stipulation (the "Revised Stipulation"), which was then filed with the Delaware courts. The Revised Stipulation continues to provide for the Delaware Settlement, but also provides for the settlement of a separate related action (the "Related Action") brought in Delaware Chancery Court against Liberty and certain other defendants in the HSN Actions (but not the Company). The Revised Stipulation provides that settlement of the Related Action and the Delaware Settlement are not dependent on each other.

     Pursuant to the Delaware Settlement, three subclasses of plaintiffs would be certified for settlement purposes. Members of two of the three subclasses will have the right to opt out of the Delaware Settlement pursuant to procedures set forth in the Revised Stipulation. The Delaware Settlement contemplates that Liberty will create a settlement fund of $13.2 million (plus interest from December 31, 1993) and that the net proceeds of the settlement fund will be distributed to the eligible members of the two subclasses who do not opt out of the settlement in accordance with a proposed plan of distribution. QVC is not required to pay any portion of the settlement fund.

     Consummation of the proposed Delaware Settlement is subject to a number of conditions, including (i) obtaining final approval from the Delaware courts,
(ii) the number of shares opting out of the settlement not exceeding a confidential, predetermined ceiling, and (iii) the dismissal of the HSN Actions by the Delaware courts with prejudice and the release of claims in the HSN Actions. If approved by the Delaware courts, the Delaware Settlement would result in the dismissal with prejudice of the HSN Actions and the release of all claims in the HSN Actions. The Delaware courts have scheduled hearings on the proposed Delaware Settlement to be held on January 24, 1995.

     In October 1993, the Company brought an action in Delaware Chancery Court against Viacom Inc. ("Viacom"), Paramount Communications Inc. ("Paramount") and certain Paramount directors for breach of fiduciary duty in failing to give fair treatment to the Company's merger proposal while granting undue advantages to Viacom's merger proposal. In November 1993, the court granted the Company's motion for a preliminary injunction against certain anti-takeover mechanisms being used to preclude the Paramount shareholders from accepting the Company's cash tender offer for Paramount shares. This injunction was affirmed by the Delaware Supreme Court in December 1993. Viacom subsequently filed a motion to dismiss the Company's complaint. Paramount's time to respond to the complaint has been extended to January 26, 1995.

     In July 1994, after the announcement that Comcast and Liberty would make a joint offer to purchase all of the outstanding shares of stock of the Company, eight putative class action lawsuits (the "Consolidated Action") were filed by certain shareholders of the Company in Delaware Chancery Court on behalf of a purported class consisting of all public shareholders of the Company. The defendants in the Consolidated Action include the Company and directors of the Company. Plaintiffs alleged, among other things, that the defendants breached their fiduciary duties when considering the Comcast offer in that they failed to take all possible steps to seek out and encourage the best offer for the Company. Plaintiffs sought, among other things, an injunction ordering the defendants to auction the Company and an award of unspecified compensatory damages to the members of the plaintiff class.

     In early August 1994, Comcast and Liberty were joined as defendants in the Consolidated Action. On August 5, 1994, the parties reached an agreement in principle providing for the settlement and dismissal with prejudice of the Consolidated Action. The agreement in principle provides, among other things, that an affiliate of Comcast and Liberty will commence a tender offer to purchase all of the outstanding shares of QVC Common Stock for $46 per share in cash, to be followed by a merger in which the remaining holders of QVC Common Stock will receive $46 per share in cash. The agreement in principle also provides that all defendants deny that any of them have committed or threatened to commit any violations of law or breaches of duty; that plaintiffs' counsel will apply to the court for an award of fees (to be paid by the Company in the event that the offer and merger are consummated) in an amount to be agreed among plaintiffs and defendants; and that the terms of the settlement are subject to court approval in all respects. In the event of court approval, all claims against defendants (and certain others) that were or could have been asserted in the settled Consolidated Action will be dismissed with prejudice and released, and shareholders of the Company who may have had such claims at any time from June 29, 1994 through the effective date of the merger, will be barred from asserting them in the future. Prior to the time that court approval for the settlement described above is sought, shareholders of the Company who are members of the class on behalf of whom the action is brought will receive written notice of the terms of the settlement and the claims to be settled, released, dismissed and barred.

     The Company has also been named as a defendant in various legal proceedings arising in the ordinary course of business. Although the outcome of these matters cannot be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the Company's financial position.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders QVC, Inc.:

     We have audited the consolidated financial statements of QVC, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QVC, Inc. and subsidiaries as of January 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 1994, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in notes 1 and 13 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

                                          KPMG PEAT MARWICK

Philadelphia, Pennsylvania
March 4, 1994

                           QVC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                           JANUARY 31,
                                                                                    ------------------------
                                                                                        1994         1993
                                                                                    -----------  -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents ........................................................   $ 15,873   $  4,279
  Accounts receivable, less allowance for doubtful accounts of $52,759 in 1994 and
     $21,316 in 1993 (Note 2) ......................................................    183,162     97,008
  Inventories ......................................................................    148,208    118,712
  Deferred taxes (Note 13) .........................................................     59,749     10,680
  Prepaid expenses .................................................................      5,536      3,716
                                                                                       --------   --------
     Total current assets ..........................................................    412,528    234,395
Property, plant and equipment (Note 3) .............................................     80,579     72,863
Cable television distribution rights (Note 4) ......................................     99,579    115,248
Other assets (Note 5) ..............................................................     33,664      9,028
Excess of cost over acquired net assets, less accumulated amortization of $43,551 in
  1994 and $33,710 in 1993 .........................................................    251,810    268,161
                                                                                       --------   --------
     Total assets ..................................................................   $878,160   $699,695
                                                                                       =========  ========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt (Note 7) ....................................   $  3,114   $ 24,073
  Accounts payable-trade ...........................................................     81,594     51,622
  Accrued liabilities (Note 6) .....................................................    225,989    151,358
                                                                                       --------   --------
     Total current liabilities .....................................................    310,697    227,053
Long-term debt, less current maturities (Note 7) ...................................      7,044      7,586
                                                                                       --------   --------
     Total liabilities .............................................................    317,741    234,639
                                                                                       --------   --------
Commitments and contingencies (Notes 8 and 14)
Shareholders' equity (Notes 9 and 10):
  Convertible Preferred Stock, par value $.10 ......................................         56         93
  Common Stock, par value $.01 .....................................................        399        357
  Additional paid-in capital .......................................................    446,027    409,970
  Retained earnings ................................................................    113,937     54,636
                                                                                       --------   --------
     Total shareholders' equity ....................................................    560,419    465,056
                                                                                       --------   --------
     Total liabilities and shareholders' equity ....................................   $878,160   $699,695
                                                                                       =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               FISCAL YEAR
                                                                             ----------------------------------------------
                                                                                   1993            1992             1991
                                                                             --------------     -----------     -----------
Net revenue .............................................................   $   1,222,104    $   1,070,587    $     921,804
Cost of goods sold ......................................................         723,175          621,840          534,650
                                                                            -------------    -------------    -------------
Gross profit ............................................................         498,929          448,747          387,154
                                                                            -------------    -------------    -------------
Operating expenses:
  Variable costs ........................................................         171,242          160,420          145,348
  General and administrative ............................................         132,743          123,604          110,747
  Depreciation ..........................................................          16,682           17,105           16,679
  Amortization of intangible assets .....................................          26,019           29,420           29,983
                                                                            -------------    -------------    -------------
                                                                                  346,686          330,549          302,757
                                                                            -------------    -------------    -------------
Operating income ........................................................         152,243          118,198           84,397
                                                                            -------------    -------------    -------------
Other income (expense):
  Costs of Paramount tender offer (Note 16) .............................         (34,800)            --               --
  Losses from joint ventures (Note 5) ...................................         (11,432)            --               --
  Interest expense ......................................................          (1,590)         (18,364)         (38,979)
  Interest income .......................................................          10,865            8,834            7,480
                                                                            -------------    -------------    -------------
                                                                                  (36,957)          (9,530)         (31,499)
                                                                            -------------    -------------    -------------
Income before income taxes, extraordinary item and cumulative effect of a
  change in accounting principle ........................................         115,286          108,668           52,898
Income tax provision (Note 13) ..........................................         (59,975)         (52,080)         (31,165)
                                                                            -------------    -------------    -------------
Income before extraordinary item and cumulative effect of a change in
  accounting principle ..................................................          55,311           56,588           21,733
Extraordinary item -- loss on extinguishment of debt, net of tax benefit
  (Note 5) ..............................................................            --             (1,496)          (2,108)
Cumulative effect of a change in accounting for income taxes (Note 13) ..           3,990             --               --
                                                                            -------------    -------------    -------------
Net income ..............................................................   $      59,301    $      55,092    $      19,625
                                                                            =============    =============    =============
Income per share (Note 11):
  Primary:
    Income before extraordinary item and cumulative effect of a change in
      accounting principle ..............................................   $        1.10    $        1.32    $         .68
    Extraordinary item, net of tax benefit ..............................            --               (.03)            (.07)
    Cumulative effect of a change in accounting for income taxes ........             .08             --               --
                                                                            -------------    -------------    -------------
    Net income ..........................................................   $        1.18    $        1.29    $         .61
                                                                            =============    =============    =============
  Fully diluted:
    Income before extraordinary item and cumulative effect of a change in
      accounting principle ..............................................   $        1.10    $        1.27    $         .67
    Extraordinary item, net of tax benefit ..............................            --               (.03)            (.06)
    Cumulative effect of a change in accounting for income taxes ........             .08             --               --
                                                                            -------------    -------------    -------------
    Net income ..........................................................   $        1.18    $        1.24    $         .61
                                                                            =============    =============    =============
Weighted average number of common and common equivalent shares used in computing income per share:
  Primary ...............................................................          50,062           43,890           31,959
                                                                            =============    =============    =============
  Fully diluted .........................................................          50,205           45,386           38,313
                                                                            =============    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          FISCAL YEAR
                                                                              -----------------------------------
                                                                                1993        1992         1991
                                                                              ---------  -----------  -----------
Cash flows from operating activities:
  Net income ............................................................   $  59,301    $  55,092    $  19,625
  Adjustments for non-cash items included in net income:
     Cumulative effect of a change in accounting for income taxes .......      (3,990)        --           --
     Loss on extinguishment of debt .....................................        --          2,720        3,838
     Losses from joint ventures .........................................      11,432         --           --
     Depreciation .......................................................      16,682       17,105       16,679
     Amortization of intangible assets ..................................      26,019       29,420       29,983
     Grant of executive stock award .....................................        --          4,869         --
     Provision for income taxes not requiring a cash outlay .............       3,366       20,275       15,800
     Interest incurred but not paid .....................................        --             96        9,199
     Issuance of Common Stock under Standby Equity
        Agreement .......................................................        --           --            614
     Losses on termination of capitalized lease and sales of fixed assets         190           90          464
  Changes in other non-current assets ...................................      (3,458)       5,303          642
  Effects of changes in working capital items (Note 15) .................     (36,239)     (33,557)      40,107
                                                                            ---------    ---------    ---------
  Net cash provided by operating activities .............................      73,303      101,413      136,951
                                                                            ---------    ---------    ---------
Cash flows from investing activities:
  Capital expenditures ..................................................     (24,588)     (21,137)     (11,870)
  Investments in and advances to joint ventures .........................     (22,626)        --           --
  Proceeds from sales of property, plant and equipment ..................        --             28        9,010
  Adjustments to purchase price of CVN Companies, Inc. ..................        --              5         (230)
  Changes in other non-current assets ...................................        (347)        (494)         330
                                                                            ---------    ---------    ---------
  Net cash used in investing activities .................................     (47,561)     (21,598)      (2,760)
                                                                            ---------    ---------    ---------
Cash flows from financing activities:
  Payments under Senior term loan .......................................     (21,000)    (135,297)    (128,101)
  Principal payments under capitalized leases, mortgages and other debt .        (502)      (5,300)     (12,905)
  Borrowings under revolving credit facilities ..........................      20,000         --         40,414
  Payments against revolving credit facilities ..........................     (20,000)        --        (40,414)
  Proceeds from exercise of stock options and other .....................       1,169       16,687          891
  Net proceeds from sale of Common Stock ................................        --           --         51,082
  Proceeds from exercise of warrants ....................................       6,185       11,570         --
  Payment of unsecured note payable .....................................        --           --        (31,444)
                                                                            ---------    ---------    ---------
  Net cash used in financing activities .................................     (14,148)    (112,340)    (120,477)
                                                                            ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents ....................      11,594      (32,525)      13,714
Cash and cash equivalents at beginning of year ..........................       4,279       36,804       23,090
                                                                            ---------    ---------    ---------
Cash and cash equivalents at end of year ................................   $  15,873    $   4,279    $  36,804
                                                                            =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                  CONVERTIBLE                 ADDITIONAL   RETAINED
                                                   PREFERRED       COMMON       PAID-IN    EARNINGS      TREASURY
                                                     STOCK          STOCK       CAPITAL    (DEFICIT)       STOCK        TOTAL
                                                ---------------  -----------  -----------  ---------    -----------   ---------
Balance January 31, 1991 .....................   $      125    $      176    $  228,628    $  (20,081)   $      (68)   $  208,780
  Net income for year ........................         --            --            --          19,625          --          19,625
  Income tax benefit resulting from certain
    capital stock transactions ...............         --            --          11,500          --            --          11,500
  Proceeds from the exercise of employee stock
    options ..................................         --            --             893          --            --             893
  Issuance of Common Stock under Standby
    Equity Agreement .........................         --               1           613          --            --             614
  Excess of value assigned over amount
    received for Series B Convertible
    Preferred Stock ..........................         --            --            (239)         --            --            (239)
  Issuance of shares of Common Stock and
    warrants in lieu of cash interest
    payments .................................         --               2         2,998          --            --           3,000
  Purchases of Treasury Stock ................         --            --            --            --              (2)           (2)
  Net proceeds from public offering of Common
    Stock ....................................         --              37        51,045          --            --          51,082
  Common Stock exchanged to retire unsecured
    note payable .............................         --              23        31,422          --            --          31,445
  Conversion of shares .......................          (11)           11          --            --            --            --
  Adjustments to warrants exchanged and Common
    Stock issued in connection with the CVN
    acquisition ..............................         --            --            (912)         --            --            (912)
                                                 ----------    ----------    ----------    ----------    ----------    ----------
Balance January 31, 1992 .....................          114           250       325,948          (456)          (70)      325,786
                                                 ----------    ----------    ----------    ----------    ----------    ----------
  Net income for year ........................         --            --            --          55,092          --          55,092
  Income tax benefit resulting from capital
    stock transactions, exercise of stock
    options and net operating loss
    carryforward .............................         --            --          22,312          --            --          22,312
  Proceeds from the exercise of employee stock
    options ..................................         --              13        16,708          --             (31)       16,690
  Proceeds from exercise of warrants .........         --              11        11,559          --            --          11,570
  Grant of executive stock award .............         --               2         4,867          --            --           4,869
  Convertible subordinated note exchanged for
    Common Stock, net of unamortized debt
    placement fees of $1,260 .................         --              17        28,723          --            --          28,740
  Common Stock issued in warrant exchange
    offer (Note 10) ..........................         --              68        91,394          --         (91,462)         --
  Conversion of shares .......................          (20)           20          --            --            --            --
  Purchases of Treasury Stock ................         --            --            --            --              (3)           (3)
  Retirement of Treasury Stock ...............           (1)          (24)      (91,541)         --          91,566          --
                                                 ----------    ----------    ----------    ----------    ----------    ----------
Balance January 31, 1993 .....................           93           357       409,970        54,636          --         465,056
                                                 ----------    ----------    ----------    ----------    ----------    ----------
  Net income for year ........................         --            --            --          59,301          --          59,301
  Income tax benefit resulting from cumulative
    effect of a change in accounting for
    income
    taxes ....................................         --            --          27,053          --            --          27,053
  Income tax benefit resulting from exercise
    of stock options .........................         --            --           1,655          --            --           1,655
  Proceeds from the exercise of employee stock
    options ..................................         --               1         1,168          --            --           1,169
  Proceeds from exercise of warrants .........         --               4         6,181          --            --           6,185
  Conversion of shares .......................          (37)           37          --            --            --            --
                                                 ----------    ----------    ----------    ----------    ----------    ----------
Balance January, 31, 1994 ....................   $       56    $      399    $  446,027    $  113,937          --      $  560,419
                                                 ==========    ==========    ==========    ==========    ==========    ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                           QVC, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION.

     The consolidated financial statements include the accounts of the Company and all subsidiaries. Investments in the Company's joint ventures (50% or less owned) are accounted for under the equity method. All significant intercompany accounts and transactions are eliminated in consolidation.

FISCAL YEAR.

     The Company's fiscal year ends on January 31. Fiscal years are designated in the financial statements and notes by the calendar year in which the fiscal year commences.

CASH AND CASH EQUIVALENTS.

     All highly-liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate the fair value of those assets.

INVENTORIES.

     Inventories, consisting primarily of products held for sale, are stated at the lower of cost or market. Cost is determined by the average cost method which approximates the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT.

     The cost of property, plant and equipment is capitalized and depreciated over their estimated useful lives using the straight-line method. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. The cost of maintenance and repairs is charged to expense as incurred.

EXCESS OF COST OVER ACQUIRED NET ASSETS.

     The excess of cost over acquired net assets is amortized over thirty years using the straight-line method.

TRANSLATION OF FOREIGN CURRENCIES.

     All balance sheet items for foreign operations are translated at the current exchange rate as of the balance sheet date, and income and expense items are translated at average currency exchange rates for the year. Exchange gains and losses resulting from foreign currency transactions are included in losses from joint ventures.

NET SALES AND RETURNS.

     Revenue is recognized at time of shipment to customers. The Company's policy is to allow customers to return merchandise for full credit up to thirty days after date of shipment. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The return provision was approximately 21, 19, and 18 percent of sales in fiscal 1993, 1992 and 1991, respectively.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) CAPITALIZATION OF START-UP COSTS.

     The Company capitalizes all direct incremental costs incurred prior to operations for new broadcast ventures. These costs are amortized over a period of eighteen months starting at the commencement of broadcast operations.

INCOME TAXES.

     Effective February 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). The cumulative effect of the change in the method of accounting for income taxes was included in the first quarter of 1993 Consolidated Statements of Operations and Shareholders' Equity. Prior years' financial statements were not restated. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     The Company previously used the asset and liability method under SFAS 96. Under the asset and liability method of SFAS 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements. Under SFAS 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred taxes. Generally, SFAS 96 prohibited consideration of any other future events in calculating deferred taxes.

NOTE 2 -- ACCOUNTS RECEIVABLE

     The Company has an agreement with an unrelated third party which provides for the sale and servicing of accounts receivable originating from the Company's revolving credit card. The Company sold accounts receivable at face value of $418.2 million, $392.7 million and $290.4 million under this agreement in fiscal 1993, 1992 and 1991, respectively. The Company remains obligated to repurchase uncollectible accounts pursuant to the recourse provisions of the agreement and is required to maintain a specified percentage of all outstanding receivables transferred under the program as a deposit with the third party to secure its obligations under the agreement. The Company is required to pay certain finance and servicing fees which are offset by finance charges on customer account balances. The net amount of this finance charge income is included as interest income and is comprised of the following (in millions):


                                                           FISCAL YEAR
                                                 -------------------------------
                                                    1993       1992       1991
                                                 ---------  ---------  ---------
Finance charges on customer account balances...  $    26.2  $    23.2  $    20.0
                                                 ---------  ---------  ---------
Funding fees...                                        8.7        8.1        7.7
Service fees...                                       10.5        9.5        9.4
                                                 ---------  ---------  ---------
                                                      19.2       17.6       17.1
                                                 ---------  ---------  ---------
Net finance income...                            $     7.0  $     5.6  $     2.9
                                                 =========  =========  =========

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- ACCOUNTS RECEIVABLE -- (CONTINUED)

     The uncollected balances of accounts receivable sold under this program are $201.2 million and $180.3 million at January 31, 1994 and 1993, respectively, of which $170.1 million and $71.5 million represent deposits under the agreement and are included in accounts receivable. The total reserve balances maintained for the repurchase of uncollectible accounts are $55.7 million and $42.6 million at January 31, 1994 and 1993, respectively. Approximately $8.6 million and $25.7 million of the reserve balances are included in accrued liabilities at January 31, 1994 and 1993, respectively; the remaining balances are included with allowance for doubtful accounts.

     Receivables sold under this agreement are considered financial instruments with off-balance sheet risk as defined in Statement of Financial Accounting Standards No. 105.

NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:


                                         JANUARY 31,            ESTIMATED
                                   ------------------------      USEFUL
                                       1994         1993          LIFE
                                   -----------  -----------  --------------
                                               (IN THOUSANDS)
Land ............................   $   3,977    $   3,228           --
Buildings and improvements ......      50,627       45,385    20-30 years
Furniture and other equipment ...      33,866       30,246    3- 8 years
Broadcast equipment .............       8,942       12,478    5- 7 years
Computer equipment and software .      20,005       18,047    3- 5 years
Construction in progress ........       1,684          482           --
                                    ---------    -----------
                                      119,101      109,866
Less -- accumulated depreciation      (38,522)     (37,003)
                                    ---------    -----------
Net property, plant and equipment   $  80,579    $  72,863
                                    =========    ===========

     In July 1993, the Company completed construction of a 50,000 square foot telecommunications center in Chesapeake, Virginia for a total cost of approximately $6.9 million. This new telecommunications center replaced a facility that was leased.

NOTE 4 == CABLE TELEVISION DISTRIBUTION RIGHTS

     Cable television distribution rights consist of the following:


                                                 JANUARY 31,
                                          ========================
                                               1994         1993
                                          ===========  ===========
                                              (IN THOUSANDS)
Cable television distribution rights ...   $ 162,142    $ 166,082
Less == accumulated amortization .......     (62,563)     (50,834)
                                           =========    =========
Net cable television distribution rights   $  99,579    $ 115,248
                                           =========    =========


     The amounts assigned to cable television distribution rights arose principally from excess fair values assigned, as determined by independent appraisals, to Convertible Preferred Stock issued to cable system operators in exchange for distribution agreements.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- CABLE TELEVISION DISTRIBUTION RIGHTS -- (CONTINUED)

     Cable television distribution rights are amortized by the straight-line method over the lives of the individual agreements. The remaining weighted average life for all cable television distribution rights is approximately 10 years at January 31, 1994.

NOTE 5 -- OTHER ASSETS

     Other assets consist of the following:


                                                                                JANUARY 31,
                                                                           --------------------
                                                                             1994       1993
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred taxes (Note 13) ...............................................   $ 17,265    $  7,120
Investments in and advances to joint ventures, net of accumulated losses     11,194        --
Start-up costs .........................................................      3,459        --
Satellite transponder rights ...........................................      1,000       1,000
Debt placement fees ....................................................        162      15,292
Other ..................................................................      1,072       1,475
                                                                           --------    --------
                                                                             34,152      24,887
Less -- accumulated amortization .......................................       (488)    (15,859)
                                                                           --------    --------
Net other assets .......................................................   $ 33,664    $  9,028
                                                                           --------    --------
                                                                           --------    --------

     During fiscal 1993, the Company established electronic retailing program service in England ("QVC -- The Shopping Channel") and Mexico ("CVC"), through joint venture agreements with British Sky Broadcasting Limited and Grupo Televisa, S.A. de C.V., respectively. The joint venture in England began broadcasting on October 1, 1993 and the joint venture in Mexico began broadcasting on November 15, 1993. The joint venture agreement in England requires, among other things, that the Company provide all funding to the joint venture until it is profitable. The Company will then recover all prior funding, before any profits are shared. Accordingly, for 1993, the Company has included 100% of the loss on operations of this venture in the Consolidated Statements of Operations. The operating results of the joint venture in Mexico are shared equally by the partners.

     Summarized financial information for "QVC -- The Shopping Channel" and "CVC" on a 100% basis as of and for the period ended January 31, 1994 follows (unaudited -- in thousands):


                                                      QVC -- THE
                                                   SHOPPING CHANNEL       CVC
                                                   -----------------   ---------
Current assets .................................        $ 5,608         $ 9,687
Property, plant and equipment, net .............          1,645           1,665
Unamortized start-up costs .....................          2,205           1,650
Current liabilities ............................          4,181           9,507
Net revenue ....................................          2,994           2,316
Gross profit ...................................            514             248
Loss ...........................................         (8,943)         (3,606)

     In fiscal 1993, the Company also entered a joint venture with Tribune Entertainment Company and Regal Communications to form QRT Enterprises ("QRT"). QRT produces and syndicates "Can We Shop" with Joan Rivers, which commenced broadcasting January 17, 1994. "Can We Shop" is a

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- OTHER ASSETS -- (CONTINUED)

     one-hour, Monday through Friday television show through which merchandise is sold. The Company's one-third share of QRT's operating loss amounted to $386,000 in 1993.

     In fiscal 1993, the Company made a $3.8 million investment in Friday Holdings, L.P., a limited partnership. The limited partnership's purpose is to establish or acquire businesses in the communications field and to develop information products. The Company's one-third share of Friday Holdings' operating loss amounted to $300,000 in 1993.

     During the year, the Company also capitalized $3.5 million in costs relating to Q2, a new televised shopping/programming service, scheduled to be launched in the spring of 1994 in the United States. The capitalized start-up costs will be amortized over eighteen months starting at the commencement of broadcast operations.

     Debt placement fees on the Senior term loan arising out of the CVN acquisition have been amortized over the expected life of the debt using the effective interest rate method. On March 5, 1993, the Company retired the Senior term loan. Debt placement fees of $15.1 million associated with the Senior term loan were fully amortized and the cost and accumulated amortization were removed from the accounts. During fiscal 1992, the Company prepaid $86.3 million of the Senior term loan. As a result, the amortization of debt placement fees of $2.7 million was accelerated and reported as an extraordinary loss of $1.5 million, net of $1.2 million income tax benefit. During fiscal 1991, the Company prepaid $98.1 million of the Senior term loan, and the amortization of debt placement fees of $3.8 million was accelerated and reported as an extraordinary loss of $2.1 million, net of $1.7 million income tax benefit.

NOTE 6 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following:


                                                                               JANUARY 31,
                                                                         ------------------------
                                                                            1994         1993
                                                                         -----------  -----------
                                                                             (IN THOUSANDS)
Income taxes (Note 13) ................................................   $ 80,879   $ 25,889
Reserve for uncollectible accounts under revolving credit
  program (Note 2) ....................................................      8,636     25,699
Non-inventory accounts payable ........................................     35,452     26,418
Accrued compensation and benefits .....................................     13,996     13,035
Sales and other taxes .................................................     11,324     12,079
Allowance for sales returns ...........................................     17,787     11,344
Other .................................................................     57,915     36,894
                                                                          --------   --------
                                                                          $225,989   $151,358
                                                                          --------   --------

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- LONG-TERM DEBT

     Aggregate amounts of outstanding long-term debt consist of the following:


                                                                 JANUARY 31,
                                                             --------------------
                                                               1994       1993
                                                             ---------  ---------
                                                                (IN THOUSANDS)
10.4% Mortgage notes payable in monthly installments
  until 1998.............................................    $  10,158  $  10,659

Senior term loan.........................................           --     21,000
                                                             ---------  ---------
                                                               10,158      31,659
Less -- current portion..................................      (3,114)    (24,073)
                                                             ---------  ---------
                                                             $   7,044  $   7,586
                                                             =========  =========

     The Company has a $60.0 million bank revolving credit facility to finance operations as well as to fund letters of credit for merchandise purchases. Interest on outstanding amounts under this agreement is payable at the bank's prime rate or other interest rate options. A commitment fee of .25% is payable on the unused portion of the revolving credit facility. The credit agreement requires the Company to maintain certain ratios for total liabilities to shareholders' equity and for coverage of fixed charges. The Company borrowed $20.0 million under the facility in March 1993 and retired the remaining balance on the Senior term loan. All amounts borrowed under the facility were repaid from net cash provided by operating activities during the first quarter of 1993. Outstanding letters of credit totaled approximately $7.8 million at January 31, 1994.

     The interest rate on the outstanding balance of the Senior term loan was 4.4% at January 31, 1993.

     Maturities of the 10.4% mortgage notes payable for the five years subsequent to January 31, 1994 are $3,114,000 in 1994; $601,000 in 1995;
$666,000 in 1996; $739,000 in 1997 and $5,038,000 in 1998.

NOTE 8 -- LEASES AND TRANSPONDER SERVICE AGREEMENTS

     Future minimum payments under all non-cancellable operating leases and transponder service agreements with initial terms of one year or more at January 31, 1994 consist of the following (in thousands):


FISCAL YEAR
- -----------
1994 ..................................................                 $  8,029
1995 ..................................................                    6,405
1996 ..................................................                    5,450
1997 ..................................................                    5,173
1998 ..................................................                    5,287
Thereafter ............................................                   34,001
                                                                        --------
  Total                                                                 $ 64,345
                                                                        ========

     Expense for operating leases, principally for data processing equipment and facilities, and for transponder service agreements amounted to $11,280,000, $12,895,000 and $13,047,000 in fiscal years 1993, 1992 and 1991, respectively.

     In November 1992, the Company started to transmit the QVC program on a protected, non-preemptible transponder on the C-4 Satellite at a monthly cost that averages $224,000 over the term of the twelve-year agreement.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- LEASES AND TRANSPONDER SERVICE AGREEMENTS -- (CONTINUED)

     In December 1992, the Company started to transmit The QVC Fashion Channel on a protected non-preemptible transponder on the C-3 Satellite at a cost of $205,000 per month over the term of the twelve-year agreement.

NOTE 9 -- CAPITAL STOCK

     The Company has 175,000,000 shares of Common Stock authorized. There were 39,895,447 shares outstanding at January 31, 1994 and 35,734,062 shares outstanding at January 31, 1993. The reasons for the increase in the number of shares of Common Stock outstanding were the conversion of Convertible Preferred Stock (3,659,040), the exercise of warrants (408,908) and the exercise of employee stock options (93,437).

     The following table summarizes the convertible preferred shares at January 31, 1994 and 1993 (in thousands):



                    SHARES AUTHORIZED   SHARES OUTSTANDING        PAR VALUE
                    -----------------  --------------------  --------------------
                      1994 AND 1993      1994       1993       1994       1993
                      --------------   ---------  ---------  ---------  ---------
Series A ...........          10          --          --      $   --         $--
Series B ...........       1,000          28          55           3           6
Series C ...........       1,000         531         788          53          79
Series D ...........         300           1          83        --             8
                                                              ------      ------
                                                              $   56      $   93
                                                              ======      ======

     The shares of Convertible Preferred Stock were issued to cable system operators in connection with their signing or extending cable television distribution agreements in prior years.

CONVERTIBILITY.

     Each share of Series B, Series C and Series D Convertible Preferred Stock is convertible into ten shares of Common Stock.

VOTING RIGHTS.

     The holders of the Common Stock are empowered to elect two directors of the Company as a class. The holders of each class of stock are entitled to cast one vote per share for the election of the remaining directors of the Company.

LIQUIDATION.

     Upon the dissolution and liquidation of the Company, the assets remaining after the payment of all debts and liabilities of the Company shall be distributed first to the holders of the Series B Convertible Preferred Stock at $10.00 per share. To the extent available, the holders of Series C Convertible Preferred Stock will then receive $10.00 per share followed by Series D Convertible Preferred Stock holders at $15.00 per share. The balance, if any, will be paid to the holders of the Common Stock share-for-share.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10 -- STOCK OPTIONS, WARRANTS AND AWARDS

     The following table summarizes shares of Common Stock reserved for issuance for outstanding stock options and warrants:


                                                                          AVERAGE
                                                                       EXERCISE PRICE
                                                   JANUARY 31,         AT JANUARY 31,
                                            -----------------------  ----------------
                                                1994         1993      1994     1993    EXPIRATION DATE
                                            ----------   ----------  -------  -------   ---------------
Qualified stock options .................    1,751,800    1,717,462  $ 30.56  $ 28.94   11/1996-01/2004
                                             ---------    ---------  -------  -------   -- ---- -- ----
Non-qualified stock options .............    6,275,500    6,279,600    32.83    32.33   04/2000-07/2003
Warrants issued in connection with 1987
  debt financing ........................      310,000      310,000    10.00    10.00   04/1994
Warrants issued in connection with
  Convertible subordinated debt .........    1,600,000    1,600,000    17.49    17.49   10/1995
Warrants exchanged for CVN Series 2
  Warrants ..............................         --        408,908     --      15.13              --
Warrants issued with Common Stock in lieu
  of cash interest expense ..............      100,000      100,000    13.35    13.35   04/1996-10/1996
                                                                               ------   ---------------
     Total reserved shares ..............   10,037,300   10,415,970
                                            ==========   ==========

     The Company has Incentive Stock Option Plans ("ISO Plans") under which options may be granted to key managerial employees to purchase up to 10,300,000 shares of Common Stock. The ISO Plans are administered by the Executive Compensation Committee appointed by the Company's Board of Directors. The Committee has the authority to determine optionees, the number of shares to be covered by each option and certain other terms and conditions of the grant. The ISO Plans require that the exercise price of options be equal to or greater than the fair market value of the stock at the time of grant, and the term of any option cannot exceed ten years. Options issued under the 1990 Non-Qualified Stock Option Plan and the 1993 Qualified Stock Option Plan vest ratably over four years, commencing one year from the date of the grant of the option, and qualified and non-qualified options under all other ISO Plans, except where noted below, vest ratably over three years, commencing on the date of grant.

     In connection with obtaining a portion of the proposed financing for the cash tender offer for Paramount Communications Inc. (Note 16), the Company granted BellSouth Corporation, Advance Publications, Inc. and Cox Enterprises, Inc. options to purchase an aggregate of 14.3 million shares of Common Stock at $60.00 per share. The options were granted at the termination of the QVC/Paramount tender offer on February 15, 1994 and are exercisable until the later of August 15, 1994 or ten business days after stockholders of the Company vote with respect to such grant of options.

     On December 9, 1992, the Company and two of its principal shareholders (Comcast Corporation and Liberty Media Corporation) announced an agreement pursuant to which Mr. Barry Diller would become Chairman of the Board and Chief Executive Officer. In connection with this agreement, the Company granted Mr. Diller 160,000 shares of Common Stock. The value of the shares on the date of grant ($4.9 million) was charged to general and administrative expense in fiscal 1992. Also in connection with this agreement, the Company granted to Mr. Diller stock options covering 6,000,000 shares of Common Stock. All of the options have a five-year term. One-half of these options ("base options") has an exercise price of $30.43; the other one-half ("scaled options") has an exercise price equal to $30.43 per share increased by 13 percent per annum until December 9, 1994 and thereafter by 15 percent per annum compounded annually. The exercise price on any unexercised scaled options increases annually. One-half of the base options and one-half of the scaled options became exercisable

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10 -- STOCK OPTIONS, WARRANTS AND AWARDS -- (CONTINUED)

     December 9, 1993 and the balance become exercisable December 9, 1994. The exercise date can be accelerated upon certain events.

     In August 1991, the Company granted to Mr. Joseph M. Segel, then Chairman and Chief Executive Officer, non-qualified stock options covering 600,000 shares of Common Stock at an exercise price of $15.90. One-half of these options vested on the first anniversary of the date of grant and the balance was to vest on the second anniversary of the date of grant. On December 9, 1992, the Board of Directors and the Executive Compensation Committee approved the acceleration of the vesting of the second half of these options to December 1992, in order to allow Mr. Segel to realize their value in 1992. The Board and the Executive Compensation Committee also accelerated an additional 50,000 options under ISO Plans for Mr. Segel that were scheduled to vest in 1993 and 1994.

     On December 9, 1992, the Board agreed to enter into a consulting and severance arrangement with Mr. Segel whereby he would serve as a consultant to the Company for a period of ten years after his retirement in January 1993 at an annual salary of $240,000 and, as incentive to Mr. Segel to accept employment as a consultant, granted to Mr. Segel, pursuant to the 1992 Qualified Incentive Stock Option Plan, 100,000 options to purchase shares of Common Stock, exercisable at $30.43 per share. These options vest ratably over a period of five years. The present value of the ten-year consulting and severance arrangement with Mr. Segel of $2.2 million was expensed in fiscal 1992.

     The Board also approved entering into three-year (five-year in the case of Michael C. Boyd, former President of the Company) employment agreements for nine senior Company executives, pursuant to which, among other things, the executives would be entitled to compensation at their current salaries and eligible for bonus and incentive compensation programs as may be maintained from time to time during the term of the agreement. As incentive to enter into the employment agreements, the Board granted to these executives, pursuant to the 1992 Stock Option Plan, an aggregate 1,450,000 options to purchase Common Stock exercisable at $30.43 per share. Options granted under the 1992 Stock Option Plan vest ratably over three years (five years in the case of Mr.
Boyd). In February 1994, Mr. Boyd retired from the Company and entered into a consulting agreement. Accordingly, the present value of his employment agreement of $1.3 million was expensed in fiscal 1993.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10 -- STOCK OPTIONS, WARRANTS AND AWARDS -- (CONTINUED)

     A summary of changes in outstanding options under the ISO Plans is as follows:


                                                           NON-QUALIFIED OPTION
                                QUALIFIED OPTION SHARES            SHARES
                                ------------------------  ------------------------
                                OUTSTANDING  EXERCISABLE  OUTSTANDING  EXERCISABLE            PRICE RANGE
                                -----------  -----------  -----------  -----------  ------------------------------
Balance at January 31, 1991      590,112       504,737       630,000        85,000   $  5.00         --    $ 17.25
Granted ...................        5,000         1,250       607,500          --       12.13         --      15.90
Cancelled .................      (26,500)      (19,000)      (11,000)       (1,375)     5.00         --      16.00
Became exercisable ........         --          49,625          --         144,875      5.00         --      16.00
Exercised .................      (65,825)      (65,825)      (26,000)      (26,000)     5.00         --      13.00
                                                          ----------    ----------    ------   ----------   ------
Balance at January 31, 1992      502,787       470,787     1,200,500       202,500      5.00         --      17.25
Granted ...................    1,582,000       351,167     6,010,000          --       19.00         --      38.86
Cancelled .................       (1,750)       (1,750)      (11,000)       (3,500)     5.00         --      16.00
Became exercisable ........         --          29,500          --         796,375      5.00         --      16.00
Exercised .................     (365,575)     (365,575)     (919,900)     (919,900)     5.00         --      17.25
                                                          ----------    ----------    ------   ----------   ------
Balance at January 31, 1993    1,717,462       484,129     6,279,600        75,475      5.00         --      38.86
Granted ...................      106,000         1,250        50,000          --       39.88         --      70.75
Cancelled .................       (5,575)       (5,575)      (26,750)       (3,000)     5.00         --      23.25
Became exercisable ........         --         370,416          --       3,095,250      5.00         --      34.39
Exercised .................      (66,087)      (66,087)      (27,350)      (27,350)     5.00         --      23.25
                                 -------       -------       -------       -------   -------   ---------   -------
Balance at January 31, 1994    1,751,800       784,133     6,275,500     3,140,375   $  5.00         --    $ 70.75
                               ---------       -------    ----------    ----------    ------   ----------   ------
                               ---------       -------    ----------    ----------    ------   ----------   ------


     In December, 1992, the Company offered to exchange warrants into shares of Common Stock equivalent in value to the difference between the warrant exercise price and the market price ($37.75) at the time of the offer. Warrants that would have been exercisable for 7,061,005 shares were extinguished in this offer and the Company issued 4,367,690 net shares of Common Stock. The warrant holders were able to effect the exchange several ways. The net effect on the number of shares of Common Stock outstanding after the exchange was the same. A total of 3,893,962 warrants was exercised by delivering to the Company 1,424,404 previously issued shares of Common Stock valued at the market price ($37.75). A total of 2,492,017 warrants was exercised for $37,692,000, the proceeds of which were used to purchase from the warrant holders 998,457 shares of Common Stock at market. A total of 675,026 warrants was exchanged for 404,572 shares of Common Stock with an aggregate value equal to the difference between the market price and the exercise price. Warrant holders of an aggregate 2,418,908 shares declined the offer. Since this warrant exchange was treated as a non-cash financing transaction, it is not reflected on the Consolidated Statements of Cash Flows.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- INCOME PER SHARE

     The Company computes income per share using the modified treasury stock method. The following table presents the information needed to compute net income per share for fiscal years 1993, 1992 and 1991 (in thousands, except per share data):


                                                    1993                     1992                     1991
                                          ------------------------ ----------------------- ------------------------
                                           PRIMARY   FULLY DILUTED  PRIMARY  FULLY DILUTED  PRIMARY  FULLY DILUTED
                                          ---------  ------------- --------- ------------- --------- -------------
INCOME:
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle .................   $ 55,311    $ 55,311    $ 56,588    $ 56,588    $ 21,733    $ 21,733
Add -- Imputed income from interest
  savings, net of tax, on assumed
  retirement of debt with remaining
  proceeds from assumed exercise of
  warrants and options .................       --          --         1,452       1,239        --         3,896
                                           --------    --------    --------    --------    --------    --------
Adjusted income before extraordinary
  item and cumulative effect of a change
  in accounting principle ..............     55,311      55,311      58,040      57,827      21,733      25,629
Extraordinary item -- loss on
  extinguishment of debt, net of tax
  benefit ..............................       --          --        (1,496)     (1,496)     (2,108)     (2,108)
Cumulative effect of a change in
  accounting for income taxes ..........      3,990       3,990        --          --          --          --
                                           --------    --------    --------    --------    --------    --------
Adjusted net income ....................   $ 59,301    $ 59,301    $ 56,544    $ 56,331    $ 19,625    $ 23,521
                                           --------    --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------    --------
SHARES:
Weighted average number of common shares
  outstanding ..........................     37,845      37,845      27,885      27,885      19,750      19,750
Add -- Common equivalent shares assuming
  conversion of Series B, C and D
  Convertible Preferred Stock ..........      7,387       7,387      10,340      10,340      12,209      12,209
Add -- Common equivalent shares assuming
  conversion of subordinated note at
  beginning of fiscal year .............       --          --          --         1,280        --         1,704
Add -- Common shares assumed to be
  outstanding from exercise of warrants
  and options ..........................     10,184      10,180      12,812      10,517        --        11,925
Less -- Assumed purchase of Common Stock
  from proceeds of exercise of warrants
  and options ..........................     (5,354)     (5,207)     (7,147)     (4,636)       --        (7,275)
                                           --------    --------    --------    --------    --------    --------
                                             50,062      50,205      43,890      45,386      31,959      38,313
                                           ========    ========    ========    ========    ========    ========
INCOME PER SHARE:
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle .................   $   1.10    $   1.10    $   1.32    $   1.27    $    .68    $    .67
Extraordinary item, net of tax
  benefit ..............................       --          --          (.03)       (.03)       (.07)       (.06)
Cumulative effect of a change in
  accounting for income taxes ..........        .08         .08        --          --          --          --
                                           --------    --------    --------    --------    --------    --------
Net income .............................   $   1.18    $   1.18    $   1.29    $   1.24    $    .61    $    .61
                                           ========    ========    ========    ========    ========    ========

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- INCOME PER SHARE -- (CONTINUED)
PRO FORMA NET INCOME PER SHARE

     On a pro forma basis, net income for fiscal 1991 would have been $22.9 million, or $.64 per share, assuming the Company's October 1991 public offering of Common Stock and the related retirement of long-term debt as well as the exchange of Common Stock with Liberty Media Corporation in satisfaction of one-half of the unsecured note payable occurred as of the beginning of the year. The pro forma computation assumes adjustments have been made to interest expense attributable to the reduction of the long-term debt, net of income tax effect. It also assumes that the shares issued in connection with the public offering and the exchange were outstanding from the beginning of the period.

NOTE 12 -- RETIREMENT AND SAVINGS PLANS

     The Company has a defined contribution Employee Retirement Plan which covers substantially all of the Company's employees after completion of one year of service. The Company's contribution under the Plan is equal to 3.0% of eligible employees' salaries. The costs of this Plan charged to expenses were $2,202,000, $2,177,000, and $1,664,000 in fiscal years 1993, 1992 and 1991, respectively.

     In addition, the Company sponsors a 401(k) Savings Plan which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate after completion of one year of service. The Company matches a portion of the voluntary employee contributions. The costs of this Savings Plan charged to expenses were $2,053,000, $1,501,000, and $812,000 in fiscal years 1993, 1992 and 1991, respectively.

NOTE 13 -- INCOME TAXES

     Effective February 1, 1993, the Company changed its method of accounting for income taxes as required by SFAS 109. The cumulative effect of this change in accounting was to increase the net income of the first quarter of fiscal 1993 by approximately $4.0 million, which is reported separately in the Consolidated Statements of Operations. Prior year's financial statements have not been restated to reflect the provisions of SFAS 109.

     The provision for income taxes consists of the following (in thousands):


                                                      FISCAL YEAR
                                    --------------------------------------------
                                       1993             1992             1991
                                    ---------         ---------        ---------
Current
  Federal ....................       $  66,366        $  49,770        $  19,394
  State ......................          21,710           19,810           11,771
                                     ---------        ---------        ---------
  Total ......................          88,076           69,580           31,165
                                     ---------        ---------        ---------
Deferred
  Federal ....................         (23,159)         (17,500)            --
  State ......................          (4,942)            --               --
                                     ---------        ---------        ---------
  Total ......................         (28,101)         (17,500)            --
                                     ---------        ---------        ---------
Total provision ..............       $  59,975        $  52,080        $  31,165
                                     =========        =========        =========

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13 -- INCOME TAXES  -- (CONTINUED)

     Total income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35.0% for fiscal 1993 and 34.0% for fiscal 1992 and 1991 to income before income taxes and extraordinary item as follows:


                                                                       FISCAL YEAR
                                                             -------------------------------
                                                               1993       1992       1991
                                                             ---------  ---------  ---------
Provision at statutory rate ...............................  35.0%      34.0%      34.0%
State income taxes, net of federal tax benefit ............  14.5       12.0       14.7
Amortization of intangibles not deductible for tax purposes   3.0        3.2        6.7
Net operating loss carryforward ...........................     --         --      (1.2)
Other .....................................................   (.5)      (1.3)       4.7
                                                              ----       ----       ----
Total income tax expense ..................................  52.0%      47.9%      58.9%
                                                             ====       ====       ====

     Deferred income taxes reflect the net effects of temporary differences between the value of assets and liabilities and their tax bases and the benefit of existing net operating loss carryforwards. Significant components of the net deferred tax assets as of January 31, 1994 and 1993 follow (in thousands):


                                                                                                 JANUARY 31,
                                                                                             --------------------
                                                                                               1994       1993
                                                                                             ---------  ---------
Deferred tax assets:
  Accounts receivable, principally due to the allowance for doubtful accounts and related
     reserves for uncollectible accounts under the Company's revolving credit program .....   $ 25,715    $ 15,985
  Inventories, principally due to obsolescence reserves and additional costs of inventories
     for tax purposes pursuant to the Tax Reform Act of 1986 ..............................      7,497       6,801
  Allowance for sales returns .............................................................      7,625       3,857
  Executive stock award ...................................................................       --         1,655
  Costs associated with the terminated Paramount tender offer .............................     14,964        --
  Costs associated with cable television distribution rights ..............................     26,619       2,813
  Other ...................................................................................      7,061        (363)
                                                                                              --------    --------
  Total gross deferred tax assets .........................................................     89,481      30,748
  Less: Valuation allowance ...............................................................    (12,467)       --
  Less -- amounts not recognized due to SFAS 96 limitations on carrybacks of future net
     deductible amounts and carryforwards of alternative minimum tax credits ..............       --       (12,948)
                                                                                              --------    --------
  Net deferred tax assets .................................................................   $ 77,014    $ 17,800
                                                                                              ========    ========

     Of the total net additional deferred tax asset recorded at the time of the adoption of SFAS 109, approximately $27.0 million was credited to additional paid-in capital and approximately $6.5 million was credited to the excess of cost over acquired net assets. The net increase in the deferred tax asset during fiscal 1993 differs from the deferred benefit component of the current year's tax provision primarily due to the recognition of a portion of the net operating loss carryforwards.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13 -- INCOME TAXES  -- (CONTINUED)

     Deferred tax assets were not recorded as of January 31, 1993 for state income tax purposes since the Company's income is principally allocable to states that do not permit carrybacks that would give rise to refundable taxes. In addition, no deferred tax assets were recorded for federal or state tax purposes in fiscal 1991 since refundable taxes could not be generated from carrying back future net deductible amounts under the requirements of SFAS 96.

     The increase in the deferred tax asset for fiscal 1992 differs from the deferred benefit component of the current year tax provision because portions of the deferred tax provision recorded were allocated to additional paid-in capital or the excess of cost over acquired net assets.

     The valuation allowance for deferred tax assets as of February 1, 1993 was $12.2 million. The net change in the valuation allowance for fiscal 1993 was an increase of $255,000. Approximately $6.0 million of the valuation allowance will result in a credit to additional paid-in capital when it becomes more likely than not that certain deductions associated with cable television distribution rights will be realizable.

     The following table summarizes the nature of certain tax benefits realized that reduced taxes payable but were not credited to the tax provision (in thousands):


                                                                  ADDITIONAL PAID-IN   EXCESS OF COST OVER
                                                                       CAPITAL         ACQUIRED NET ASSETS
                                                                 --------------------  --------------------
                     SOURCE OF TAX BENEFIT                         1993         1992        1993       1992
- ---------------------------------------------------------------  ---------    ---------   ---------  -------
Exercise of employee stock options .........................     $ 1,655     $12,366       --         --
Net operating loss carryforward and other deductions arising
  from equity transactions .................................        --         6,967       --         --
Realization of tax benefits associated with temporary
  differences in CVN acquisition ...........................        --          --        6,510      5,086
Alternative minimum tax credit carryforward generated from
  equity related deductions ................................        --         2,979       --         --
                                                                 -------     -------    -------    -------
                                                               $   1,655     $22,312    $ 6,510    $ 5,086
                                                               =========     =======    =======    ========

     In 1993, the tax benefits realized from net operating loss carryforwards of $6.6 million reduced taxes payable and were credited to deferred tax assets.

     As of January 31, 1994, the Company has a net operating loss carryforward of $634,000 available to reduce future federal taxable income. There are no other credits or loss carryforwards available as of the end of fiscal 1993.

NOTE 14 -- LITIGATION

     In July 1993, Shop Television Network, Inc. ("STN"), J.C. Penney Company, Inc. ("JCP"), JCPenney Television Shopping Channel Inc. ("JCPTV"), Michael Rosen and the Company settled the litigation that STN had brought in the Superior Court of the State of California for the County of Los Angeles in 1991, in connection with the negotiation and execution of an agreement dated May 16, 1991, between the Company and JCPTV. The settlement required dismissal of all pending litigation between the parties, payment of approximately $8.8 million to STN, and repurchase by STN of all its shares held by JCP for an agreed price. JCPTV and the Company agreed to divide the settlement payment to STN between them, with the Company being responsible for the payment of approximately $3.8 million of such settlement payment. This amount was included as a charge in general and administrative expenses in the second quarter of fiscal 1993.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- LITIGATION -- (CONTINUED)

     In July 1993, the Company was joined as a defendant in actions filed in state and federal court in Delaware by certain shareholders of Home Shopping Network, Inc. ("HSN") against HSN, Liberty Media Corporation ("Liberty"), Liberty Program Investments, Inc., RMS Limited Partnership ("RMS"), and certain individual directors and officers of HSN. The actions challenge Liberty's purchase of HSN Class A and Class B Common Stock from RMS, Liberty's tender offer for 15.0 million shares of HSN Common Stock as well as the Company's July 12, 1993 letter proposal to HSN to combine HSN and the Company in a stock-for-stock transaction (the "Proposed HSN Merger"). The actions allege that the Company aided and abetted breaches of fiduciary duties in connection with the Proposed HSN Merger, as well as violations of certain regulations of the Securities Exchange Act. Plaintiffs seek class certification, declaratory and injunctive relief, compensatory damages, counsel fees, interest and costs. Management believes that the allegations against the Company in these shareholder lawsuits are unfounded and intends to defend against such actions vigorously. On November 5, 1993, the Company and HSN announced their mutual agreement to terminate negotiations on the Proposed HSN Merger. The Company's time to respond to the complaint in the state action was extended indefinitely. In March, 1994, the Company filed a motion to dismiss the complaint in the federal action. The parties are currently engaged in settlement discussions.

     In September 1993, Viacom International Inc. ("Viacom International"), a subsidiary of Viacom Inc. ("Viacom"), brought an action against the Company, Tele-Communications, Inc., Liberty, Satellite Services, Inc., Encore Media Corp., and Netlink USA, challenging the Company's September 20, 1993 proposal to Paramount Communications Inc. ("Paramount") to combine Paramount and the Company in a cash and stock-for-stock exchange. Viacom International amended its complaint in November, 1993, adding Comcast Corporation ("Comcast") as an additional defendant. The Company filed an answer to the amended complaint on November 19, 1993. Comcast was subsequently dismissed as a defendant. Management believes that the allegations against the Company in Viacom International's action are unfounded and intends to defend against such action vigorously. On February 15, 1994, the Company terminated its tender offer for 50.1% of Paramount Common Stock.

     In October 1993, the Company commenced legal action in the Delaware Chancery Court against Viacom, Paramount and certain Paramount directors for breach of fiduciary duties in failing to give fair treatment to the Company's merger proposal while granting undue advantages to Viacom's merger proposal. The Company sought to compel Paramount's board to give the two merger proposals equal consideration and also sought to invalidate certain "lockup" agreements and share purchase options given by Paramount to Viacom. Following a hearing, the Court, on November 24, 1993, granted the Company's motion for a preliminary injunction against Paramount's poison pill rights plan and certain other anti-takeover mechanisms being used to preclude the Paramount shareholders from accepting the Company's cash tender offer for approximately 50.1% of Paramount's shares. On appeal by Paramount and Viacom, the Delaware Supreme court affirmed the injunction granted by the Delaware Chancery Court on December 9, 1993, and issued a formal opinion in support of its ruling on February 4, 1994. On December 21, 1993, Viacom filed a motion to dismiss the Company's complaint against it. On February 15, 1994, the Company terminated its tender offer for Paramount's Common Stock.

     The Company has also been named as a defendant in various legal proceedings arising in the ordinary course of business. Although the outcome of these matters cannot be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the Company's financial position.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 15 -- SUPPLEMENTAL INFORMATION ON CONSOLIDATED STATEMENTS OF CASH FLOWS

     An analysis of changes in working capital items follows (in thousands):


                                                          FISCAL YEAR
                                               ---------------------------------
                                                  1993        1992        1991
                                               ---------   ---------   ---------
Increase in accounts receivable ............   $(86,154)   $(29,029)   $ (6,006)
Increase in inventories ....................    (29,496)     (9,784)     (8,428)
Increase in deferred taxes .................    (24,389)    (10,680)       --
Increase in prepaid expenses ...............     (1,820)       (450)       (732)
Increase in accounts payable -- trade ......     29,972      11,312       7,245
Increase in accrued liabilities ............     75,648       5,074      48,028
                                               --------    --------    --------
                                               $(36,239)   $(33,557)   $ 40,107
                                               ========    ========    ========

Supplemental cash flow information:
  Interest paid ............................   $  1,369    $ 20,512    $ 30,397
  Income taxes paid ........................     31,841      37,944       1,351

     In fiscal year 1993, the Company did not enter into any non-cash financing transactions. In fiscal years 1992 and 1991, the following non-cash financing transactions were entered into by the Company (dollars in thousands).



1992
Issuance of 1,704,546 shares of Common Stock in prepayment of Convertible
subordinated note, net of $1,260 debt placement fees .........................   $ 28,740

Exercise of 3,893,962 warrants through deliverance of 1,424,404 shares of
Common Stock at market value .................................................     53,771

Exercise of 2,492,017 warrants for $37,692 with simultaneous repurchase of
998,457 shares of Common Stock at market value ...............................     37,692

Issuance of 404,572 shares of Common Stock in exchange for 675,026 warrants, representing the aggregate difference between the market price and the
exercise price ...............................................................     15,273

Exercise of stock options through deliverance of 800 shares of Common Stock at
market value .................................................................         31


1991
Issuance of an aggregate of 243,522 shares of Common Stock and 100,000
warrants to Comcast Financial Corporation in lieu of cash interest expense ...   $  3,000

Issuance of 75,075 shares of Common Stock to the Standby Investors in
consideration for signing the Standby Equity Agreement .......................        614

Issuance of 2,269,552 shares of Common Stock to Liberty Media Corporation in exchange for one-half of the outstanding balance of an unsecured note
payable ......................................................................     31,445

Adjustment to the number of shares of Common Stock assumed issued to holders of certain CVN Series 2 Warrants from 3,377,949 to 3,410,843 (at market
value) .......................................................................        526

Adjustment to the number of new QVC Warrants assumed exchanged for certain CVN
Series 2 Warrants from 6,822,767 to 6,469,913 (value based on an independent
appraisal) ...................................................................     (1,438)

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 16 -- PARAMOUNT TENDER OFFER

     On October 27, 1993, the Company made an $80.00 cash tender offer for
50.1 percent of the outstanding common shares of Paramount. This tender offer was amended several times during the bidding process against Viacom for Paramount. On February 1, 1994, the Company amended its cash tender offer to $104 per share. The Company offered approximately $6.4 billion in cash for
61.7 million Paramount common shares. The proposed cash tender offer would have been funded through a $3.25 billion bank loan commitment and proposed capital contributions to the Company of $1.5 billion from BellSouth Corporation and $0.5 billion each from Advance Publications, Cox Enterprises and Comcast Corporation. On February 15, 1994, Paramount notified the Company that Viacom received the minimum condition in its tender offer and had delivered to Paramount a completion certificate pursuant to the bidding procedures. Accordingly, the Company terminated its tender offer for 50.1 percent of the Common Stock of Paramount. The costs incurred on the tender offer, comprised principally of bank fees and legal and advisory fees, totaled $34.8 million which were expensed in the fourth quarter of 1993. The $3.25 billion bank loan commitment expired on February 15, 1994 upon the termination of the tender offer.

NOTE 17 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
          (IN THOUSANDS, EXCEPT AS TO PER SHARE DATA)

                                                                                      FISCAL 1993
                                                                    -------------------------------------------------
                                                                      FIRST      SECOND         THIRD       FOURTH
                                                                    ---------   ---------     ----------    ---------
Net revenue ...................................................   $  273,232    $  262,438    $  313,945    $  372,489
Gross profit ..................................................      113,773       107,938       128,902       148,316
Income before income taxes and cumulative effect of a change in
  accounting principle (1) ....................................       34,546        26,137        42,732        11,871
Income tax provision ..........................................      (16,925)      (12,810)      (21,215)       (9,025)
Income before cumulative effect of a change in accounting
  principle ...................................................       17,621        13,327        21,517         2,846
Cumulative effect of a change in accounting principle (2) .....        3,990          --            --            --
Net income ....................................................       21,611        13,327        21,517         2,846
Income per share (3):
  Primary
    Income before cumulative effect of a change in accounting
      principle ...............................................          .36           .26           .42           .06
    Net income ................................................          .44           .26           .42           .06




                                                                                      FISCAL 1992
                                                                  ----------------------------------------------------
                                                                    FIRST         SECOND        THIRD         FOURTH
                                                                  ----------    ----------    ----------    ----------
Net revenue ...................................................   $  233,168    $  221,253    $  274,332    $  341,834
Gross profit ..................................................      100,354        94,259       115,501       138,633
Income before income taxes and extraordinary item .............       22,917        15,905        31,468        38,378
Income tax provision ..........................................      (11,425)       (7,190)      (15,105)      (18,360)
Income before extraordinary item ..............................       11,492         8,715        16,363        20,018
Extraordinary item, net of tax benefit (4) ....................         (348)         --            --          (1,148)
Net income ....................................................       11,144         8,715        16,363        18,870
Income per share (5)(6):
  Primary
    Income before extraordinary item ..........................          .29           .22           .40           .44
    Net income ................................................          .28           .22           .40           .42
  Fully-diluted
    Income before extraordinary item ..........................          .29           .22           .40           .42
    Net income ................................................          .28           .22           .40           .40

- ------------------
(1) Fourth quarter amount includes a charge of $34.8 million related to the Paramount tender offer (Note 16).
(2) Amount represents the cumulative effect of adopting SFAS 109.

                           QVC, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 17 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED) -- (CONTINUED) (IN THOUSANDS, EXCEPT AS TO PER SHARE DATA)

(3) Fully diluted earnings per share for all periods are not presented since they are the same as the primary earnings per share.
(4) Amounts represent accelerated amortization of debt placement fees, net of income tax benefits, due to prepayments of the Senior term loan (Note 5).
(5) The sum of the quarterly per share amounts does not equal the annual amount due to the substantial changes in the number of shares throughout the year.
(6) In the fourth quarter of fiscal 1992, the modified treasury stock method of computing earnings per share resulted in a fully-diluted computation with a lower amount than the primary computation. This is due primarily to using the year-end closing share price for the fully-diluted computation versus the average share price for the fourth quarter. The year-end closing price was $40.50 versus a fourth quarter average of $32.92.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

               Condensed Pro Forma Combined Financial Statements

                               September 30, 1994
                                  (unaudited)


         The following unaudited condensed pro forma combined balance sheet of TCI Communications, Inc. ("TCIC") dated as of September 30, 1994, assumes that
(i) the merger with TeleCable Corporation ("TeleCable") (the "Merger") (ii) the combination of TCIC and Liberty Media Corporation ("Liberty"), whereby TCIC and Liberty each became a wholly-owned subsidiary of TCI (the "TCI/Liberty Combination"), (iii) the transfer of United Artists International, Inc. from TCIC to TCI International Holdings, Inc. (the "International Transfer") and
(iv) the investment in IP-IV had occurred as of such date.  See notes (1), (2),
(3) and (4).

         In addition, the following unaudited condensed pro forma combined statements of operations of TCIC for the nine months ended September 30, 1994 and the year ended December 31, 1993 assume that the Merger, the TCI/Liberty Combination, the International Transfer and the investment in IP-IV had occurred as of January 1, 1993.

         The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Merger, the TCI/Liberty Combination, the International Transfer and the investment in IP-IV had occurred as of January 1, 1993. These condensed pro forma combined financial statements of TCIC should be read in conjunction with the condensed pro forma financial statements and the related notes thereto of TCI included elsewhere herein and the respective historical financial statements and the related notes thereto of TCIC and TCI.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

                   Condensed Pro Forma Combined Balance Sheet
                                  (unaudited)


                                                                                   September 30, 1994
                                           ---------------------------------------------------------------------------------------
                                                                       International         Pro forma        IP-IV
                                             TCIC        TeleCable        Transfer          Adjustments     Pro forma        TCI
                                          Historical   Historical(1)   Historical (2)        (1)(2)(3)         (4)        Pro forma
                                          ----------   -------------   --------------   ----------------  -------------   ---------
                                                                         amounts in millions
 Assets
 ------

 Cash and receivables                       $      227        16             (21)            --               --           222
 Due from affiliated companies                      64        --              --             --               --            64
 Investment in affiliates
    and Turner Broadcasting System,
    Inc., and related receivables                1,655        22            (404)            --                7 (10)    1,880
                                                                                                             600 (11)
 Property and equipment, net of
    accumulated depreciation                     5,471       258             (12)           333 (5)           --         6,050
 Franchise costs and other assets,
    net of amortization                          9,791        21             (35)         1,020 (5)           --        11,580
                                                                                            783 (6)
                                              --------     -----        --------         ------           ------        ------
                                              $ 17,208       317            (472)         2,136              607        19,796
                                              ========     =====        ========         ======          =======        ======

 Liabilities and Stockholder's Equity
 ------------------------------------

 Payables and accruals                        $    871        31             (14)            --               --           888
 Debt                                           10,479       282              (9)            --              600 (11)   11,359
                                                                                                               7 (10)
 Deferred income taxes                           3,426        48              14            783 (6)           --         4,271
 Other liabilities                                  89         6              --             --               --            95
                                              --------     -----        --------         ------           ------        ------
       Total liabilities                        14,865       367              (9)           783              607        16,613
                                              --------     -----        --------         ------           ------        ------
 Minority interests                                312         3             (28)            --               --           287
 Common stockholder's equity:
    Class A common stock                             1        --              --             --               --             1
    Class B common stock                            --         7              --             (7)(7)           --            --
    Additional paid-in capital                   2,842      (262)           (643)           262 (7)           --         4,142
                                                                                          1,300 (8)
                                                                                            643 (9)
    Cumulative foreign currency
       translation adjustment                       (5)       --               5             --               --            --
    Unrealized holding gains for
       available-for-sale securities               169         4              --             (4)(7)           --           169
    Note receivable from executive
       stock purchase plan                          --        (3)             --              3 (7)           --            --
    Accumulated earnings (deficit)                (287)      201             203           (201)(7)           --          (287)
                                                                                           (203)(9)
    Investment in TCI                             (689)       --              --           (440)(9)           --        (1,129)
                                              --------     -----        --------         ------           ------        ------
                                                 2,031       (53)           (435)         1,353               --         2,896
                                              --------     -----        --------         ------           ------        ------
                                              $ 17,208       317            (472)         2,136              607        19,796
                                              ========     =====        ========         ======           ======        ======


See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)


                                                                  Nine months ended September 30, 1994
                                           --------------------------------------------------------------------------------
                                                                       International     Pro forma     IP-IV
                                             TCIC        TeleCable        Transfer      Adjustments  Pro forma       TCI
                                          Historical   Historical(1)    Historical(2)    (1)(2)(3)      (4)        Pro forma
                                          ----------   -------------   --------------   ------------  ---------    ---------
                                                                         amounts in millions
 Revenue                                   $ 3,213            222            (17)          --             --         3,418
 Operating, selling, general and
    administrative expenses and
    compensation relating to stock
    appreciation rights                     (1,882)          (127)            30           --              --       (1,979)
 Depreciation and amortization                (711)           (34)             2          (35)(12)         --         (778)
                                         ---------          -----          -----          ---         -------      -------
       Operating income                        620             61             15          (35)             --          661
 Interest expense                             (566)           (17)            --           --             (27)(13)    (610)
 Interest and dividend income                   26             --             (1)          --              54 (16)      79
 Share of earnings of Liberty                  125             --             --         (125)(14)         --           --

 Share of losses of other
    affiliates, net                            (59)            --             46           --               2 (17)    (101)
                                                                                                          (90)(18)
 Other expense, net                             (4)            (1)            (7)          --              --          (12)
                                        ----------           ----           ----       ------         -------     --------
       Earnings before income taxes            142             43             53         (160)            (61)          17
 Income tax expense                            (81)           (17)           (22)          65 (15)         25 (15)     (30)
                                         ---------           ----            ---        -----        --------     --------
       Net earnings (loss)               $      61             26             31          (95)            (36)         (13) (19)
                                         =========          =====           ====        ======       ========     ========


See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)


                                                                       Year ended December 31, 1993
                                          ---------------------------------------------------------------------------------------
                                                                       International        Pro forma        IP-IV
                                             TCIC        TeleCable       Transfer          Adjustments     Pro forma       TCI
                                          Historical   Historical(1)   Historical(2)        (1)(2)(3)         (4)       Pro forma
                                          ----------   -------------   -------------       -----------     ---------   ----------
                                                                         amounts in millions
 Revenue                                  $  4,153            287             (2)              --            --        4,438
 Operating, selling, general and
    administrative expenses and
    compensation relating to stock
    appreciation rights                     (2,326)          (163)             9               --            --       (2,480)
 Depreciation and amortization                (911)           (45)             1              (48)(12)       --       (1,003)
                                         ---------          -----          -----              ---         -----       ------
       Operating income                        916             79              8              (48)           --          955
 Interest expense                             (731)           (24)            --               --           (36)(13)    (791)
 Interest and dividend income                   34             --             (2)              --            72 (16)     104
 Share of earnings of Liberty                    4             --             --               (4)(14)       --           --
 Share of losses of other
    affiliates, net                            (76)            --             62               --             6 (17)     (84)
                                                                                                            (76)(18)
 Gain on dispositions                           42              2             --               --            --           44
 Other expense, net                            (28)            --             --               --            --          (28)
                                        ----------        -------         ------           ------         -----       ------
       Earnings before income taxes            161             57             68              (52)          (34)         200
 Income tax expense                           (168)           (23)           (28)              22 (15)       14 (15)    (183)
                                         ---------          -----            ---           ------         -----       ------
       Net earnings (loss)                      (7)            34             40              (30)          (20)          17
 Dividend requirement on
    redeemable preferred stocks                 (2)            --             --                2 (20)       --           --
                                       -----------        -------         ------          -------         -----       ------
       Net earnings (loss) applicable
          to common shareholders        $       (9)            34             40              (28)          (20)          17(19)
                                        ==========         ======           ====          =======         =====       ======



See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

           Notes to Condensed Pro Forma Combined Financial Statements

                               September 30, 1994
                                  (unaudited)


(1) As of August 8, 1994, TCI, TCIC and TeleCable entered into a definitive merger agreement (the "Merger Agreement") whereby TeleCable will be merged into TCIC. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (currently estimated to be approximately 42 million shares) and 1 million shares of a new series of preferred stock to be designated "Convertible Preferred Stock, Series D" ("Series D Preferred Stock") with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which will accrue dividends at a rate of 5.5% per annum, will be convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock will be redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. Although the amount of net liabilities to be assumed by TCIC and the number of shares of TCI Class A common stock to be issued to TeleCable's shareholders are subject to closing adjustments, management does not believe that any such adjustments will be material.

(2) Subsequent to September 30, 1994, TCI was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital. In connection with this reorganization, on November 18, 1994, TCIC transferred its ownership of United Artists International, Inc. to TCI International Holdings, Inc. in exchange for 79,903 shares of a newly created class of TCI preferred stock, Redeemable Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). Such transaction has been reflected at historical cost. Series E Preferred Stock accrues dividends at the rate of 5.0% per annum and is convertible into TCI Class A common stock at the initial conversion rate of 1,000 shares of TCI Class A common stock for one share of the Series E Preferred Stock.

(3) The TCI/Liberty Combination, which were consummated on August 4, 1994, were structured as a tax free exchange whereby the common stock of TCIC and Liberty and the preferred stock of Liberty were exchanged for like shares of TCI. The merger agreement provided that each share of TCIC's and Liberty's common stock (including shares held by TCIC's or Liberty's subsidiaries) would be converted into one share and 0.975 of a share, respectively, of the corresponding class of TCI's common stock. Shares of Liberty Class E Preferred Stock were converted into shares of a preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions substantially identical to the shares of preferred stock being converted. Shares of the remaining Liberty preferred stock held by subsidiaries of TCIC were converted into shares of a class of TCI preferred stock having an equivalent fair value to that which was given up. The TCI/Liberty Combination has been accounted for as a purchase of Liberty by TCI utilizing Liberty's historical predecessor cost.





                                                                     (continued)

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

           Notes to Condensed Pro Forma Combined Financial Statements

                               September 30, 1994
                                  (unaudited)




(4) On January 20, 1995, Tele-Vue, Viacom, IP-IV and RCS Pacific entered into the Agreement pursuant to which RCS Pacific will acquire from Tele-Vue the assets of cable television systems serving approximately 1 million subscribers as of December 31, 1994 for total consideration of approximately $1,983,000,000, subject to adjustment in accordance with the terms of the Agreement. A subsidiary of TCI has agreed to loan $600 million in cash to IP-IV. IP-IV will, in turn, loan such $600 million to RCS Pacific. RCS Pacific could use the proceeds of the aforementioned loan as a portion of the total cash consideration to be paid to Tele-Vue, or at the option of TCI, to purchase $600 million of TCI Class A common stock. Should TCI elect to sell such common stock, RCS Pacific has the option to pay the consideration by delivery to Tele-Vue of its short-term note of up to $600 million of the total consideration with the balance to be paid in cash. Such note, if it is delivered, will be secured by RCS Pacific's pledge of shares of stock of TCI having an aggregate market value equal to the principal amount of such note, and payment of such note is expected to be made with the proceeds of the sale of the TCI stock pledged as collateral. TCI will guarantee that RCS Pacific will receive, upon sale of such TCI common stock, an amount equal to the principal amount of, and accrued interest on, the note delivered to Tele-Vue. The consummation of the transactions contemplated by the Agreement is conditioned, among other things, on receipt of approvals of various franchise and other governmental authorities and receipt of "minority tax certificates" from the FCC.

(5) Represents an allocation of the purchase price of TeleCable to its tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.

(6) Represents the estimated incremental deferred income tax liability associated with the TeleCable purchase price allocations, as described in note (5) above. The adjustment assumes a combined federal and state income tax rate of 41%.

(7) Represents the elimination of TeleCable's historical stockholders' deficit, including the note receivable from the employee stock purchase plan. Pursuant to the Merger Agreement, any portion of such note receivable that remains unpaid at closing will not be included in the calculation of net liabilities to be assumed by TCIC at closing.

(8) Represents TCI's capital contribution to TCIC resulting from the issuance by TCI to TeleCable shareholders of shares of TCI Class A common stock (currently estimated to be approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate liquidation value of $300 million. The number of shares of TCI Class A common stock to be issued, which will be calculated using a per share value of $24, is dependent upon the amount of net liabilities of TeleCable that is assumed by TCIC at closing and certain other factors. See note (1) above.

(9) Represents the elimination of the historical equity of the International Transfer and the issuance of the Series E Preferred Stock to TCIC recorded at historical cost.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly Tele-Communications, Inc.)

           Notes to Condensed Pro Forma Combined Financial Statements



(10)     Represents TCIC's capital contribution to IP-IV.

(11) Represents borrowing by TCIC, the proceeds of which will be loaned to IP-IV who will then loan the proceeds to RCS Pacific.

(12) Represents depreciation and amortization of TeleCable's allocated excess purchase price, based upon weighted average lives of 12-1/2 years for property and equipment and 40 years for franchise costs. See note (4) above.

(13) Reflects assumed interest expense on borrowings by TCIC to provide $600 million loan and $7 million capital contribution to IP-IV. Such interest expense is calculated at the assumed rate of 6% per annum.

(14) Reflects the elimination of TCIC's share of Liberty's historical earnings. See note (3) above.

(15)     Reflects the estimated income tax effect of the pro forma adjustments.

(16)     Represents assumed interest income on note receivable described in note 11. Such interest income is calculated at the assumed rate of 12% per annum.

(17) Represents TCIC's share of historical earnings of IP-IV based upon historical earnings of the cable television systems to be acquired by RCS Pacific from Tele-Vue.

(18) Represents the adjustment to TCI's share of historical earnings of IP-IV to reflect the acquisition of certain cable television systems by RCS Pacific. Such adjustment reflects TCI's 25% interest in IP-IV through such time as the capital contribution of the general partner of IP-IV has been reduced to zero through allocated share of losses. After such time, this adjustment reflects the recognition by TCI of 100% of the losses of IP-IV. Such losses result from assumed additional depreciation and amortization of the allocated excess purchase price and from assumed additional interest expense on the assumed indebtedness incurred by RCS Pacific to fund the purchase price.

(19) Should TCI elect to sell $600 million of TCI Class A common stock to RCS Pacific and should RCS Pacific elect to pay a portion of the consideration with a note payable in the principal amount of $600 million, net loss would be $16 million for the nine months ended September 30, 1994 and net earnings attributable to common shareholders would be $13 million for the year ended December 31, 1993, respectively.

(20) Reflects the elimination of the preferred stock dividend requirement on TCIC preferred stock converted into common stock of TCIC during the year ended December 31, 1993.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

               Condensed Pro Forma Combined Financial Statements

                               September 30, 1994
                                  (unaudited)



         The following unaudited condensed pro forma combined balance sheet of TCI, dated as of September 30, 1994, assumes that (i) the Merger, (ii) the TCI/Liberty Combination (iii) the investment in IP-IV and (iv) the QVC Tender Offer had occurred as of such date. See notes (1), (2), (3) and (4).

         The following unaudited condensed pro forma combined statements of operations of TCI for the nine months ended September 30, 1994 and the year ended December 31, 1993 assume that the Merger, the TCI/Liberty Combination, the investment in IP-IV and the QVC Tender Offer had occurred as of January 1, 1993.

         The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Merger, the TCI/Liberty Combination, the investment in IP-IV and the QVC Tender Offer had occurred as of January 1, 1993. These condensed pro forma combined financial statements of TCI should be read in conjunction with the condensed pro forma financial statements and the related notes thereto of TCIC included elsewhere herein and the respective historical financial statements and the related notes thereto of TCI.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

                   Condensed Pro Forma Combined Balance Sheet
                                  (unaudited)

                                                                          September 30, 1994
                                          ----------------------------------------------------------------------------------------
                                                                                                                QVC
                                                                                                 IP-IV      Tender Offer
                                             TCI         TeleCable          Pro forma          pro forma     pro forma      TCI
                                          Historical   Historical(2)     adjustments(2)          (3)            (4)      Pro forma
                                          ----------   --------------    --------------     --------------   ---------   ---------
                                                                         amounts in millions
 Assets
 ------
 Cash, receivables and other
    current assets                        $    369            16              --                --             (7)(4)      378
 Investment in affiliates and
    Turner Broadcasting System, Inc.,
    and related receivables                  2,218            22              --                 7 (9)          7 (4)    2,854
                                                                                               600 (10)
 Property and equipment, net of
    accumulated depreciation                 5,729           258             333 (5)            --             --        6,320
 Franchise costs, intangibles and
    other assets, net of amortization       10,801            21           1,020 (5)                           --       12,625
                                                                             783 (6)            --
                                          --------          ----          ------            ------          -----       ------
                                          $ 19,117           317           2,136               607             --       22,177
                                          ========          ====          ======            ======          =====       ======

 Liabilities and Stockholders' Equity
 ------------------------------------
 Payables and accruals                    $  1,182            31              --                --             --        1,213
 Debt                                       10,654           282              --                 7 (9)         --       11,543
                                                                                               600 (10)
 Deferred income taxes                       3,729            48             783 (6)            --             --        4,560
 Other liabilities                             131             6              --                --             --          137
                                          --------          ----          ------            ------          -----       ------
       Total liabilities                    15,696           367             783               607             --       17,453
                                          --------          ----          ------            ------          -----       ------
 Minority interests                            446             3              --                --             --          449
 Series D Preferred Stock                       --            --             300 (8)            --             --          300
 Stockholders' equity:
    Preferred Stock                             --            --              --                --             --           --
    Class A common stock                       571            --              42 (8)            --             --          613
    Class B common stock                        89             7              (7)(7)            --             --           89
    Additional paid-in capital               2,833          (262)            958 (8)            --             --        3,791
                                                                             262 (7)
    Cumulative foreign currency
       translation adjustment                   (5)           --              --                --             --           (5)
    Unrealized holding gains for
       available-for sale securities           433             4              (4)(7)            --             --          433
    Retained earnings (deficit)               (285)          201            (201)(7)            --             --         (285)
    Receivable from related party              (15)           (3)              3 (7)            --             --          (15)
    Treasury stock                            (646)           --              --                --             --         (646)
                                          --------          ----          ------            ------          -----       ------
                                             2,975           (53)          1,053                --             --        3,975
                                          --------          ----          ------            ------          -----       ------
                                          $ 19,117           317           2,136               607             --       22,177
                                          ========          ====          ======            ======          =====       ======

See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)



                                                                Nine months ended September 30, 1994
                                                 -----------------------------------------------------------------
                                                                                                           IV-IP
                                       TCI          Liberty         TeleCable          Pro forma         Pro forma
                                    Historical   Historical(1)   Historical(2)    adjustments(1)(2)        (3)
                                    ----------   -------------   -------------    -----------------   ------------
                                                            amounts in millions, except per share amounts
 Revenue                             $ 3,427        790             222                 (37)(11)           --
 Operating, selling, general and
    administrative expenses and
    compensation relating to
    stock appreciation rights         (2,080)      (726)           (127)                 37 (11)          --
 Depreciation and amortization          (722)       (32)            (34)                (35)(12)           --
                                     -------      -----           -----               -----              -----
       Operating income                  625         32              61                 (35)               --

 Interest expense                       (568)       (22)            (17)                 12 (13)          (27)(18)
 Interest and dividend income             26         15              --                 (12)(13)           54 (19)
 Share of earnings of Liberty            125         --              --                (125)(14)           --
 Share of earnings (losses) of
    affiliates, net                      (56)        23              --                  --                 2 (20)
                                                                                                          (90)(21)
 Gain on dispositions                     --        183              --                  --                --
 Other expense, net                       (4)       (11)             (1)                 --                --
                                     -------      -----          ------               -----              ----
       Earnings before income taxes      148        220              43                (160)              (61)
 Income tax expense                      (85)       (95)            (17)                 65 (15)           25 (15)
                                     -------      -----          ------                ----              ----

       Net earnings                       63        125              26                 (95)              (36)
 Dividend requirement on
    redeemable preferred stocks           (3)       (14)             --                 (12)(16)           --
                                                                                          8 (17)
                                     -------      -----          ------               -----              ----
       Net earnings attributable
          to common shareholders     $    60        111              26                 (99)              (36)
                                     =======      =====          ======                ====              ====

 Primary and fully diluted earnings
    attributable to common
    shareholder  per common and
    common equivalent share          $   .12
                                     =======

                                              Nine months ended
                                             September 30, 1994
                                         ----------------------------
                                            QVC
                                          Tender
                                           Offer
                                         pro forma             TCI
                                            (4)             Pro forma
                                         --------           ---------
                                         amounts in millions, except
                                              per share amounts
 Revenue                                    --                4,402
 Operating, selling, general and
    administrative expenses and
    compensation relating to
    stock appreciation rights               --               (2,896)
 Depreciation and amortization              --                 (823)
                                        ------              -------
       Operating income                     --                  683

 Interest expense                           --                 (622)
 Interest and dividend income               --                   83
 Share of earnings of Liberty               --                   --
 Share of earnings (losses) of
    affiliates, net                         13 (22)            (137)
                                           (29)(23)
 Gain on dispositions                       --                  183
 Other expense, net                         --                  (16)
                                        ------                -----
       Earnings before income taxes        (16)                 174
 Income tax expense                          6 (15)            (101)
                                        ------               ------

       Net earnings                        (10)                  73
 Dividend requirement on
    redeemable preferred stocks             --                  (21)

                                        ------               ------
       Net earnings attributable
          to common shareholders           (10)                  52 (27)
                                        ======             ========

 Primary and fully diluted earnings
    attributable to common
    shareholder  per common and
    common equivalent share                                $    .08 (28)
                                                           ========




See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

              Condensed Pro Forma Combined Statement of Operations
                                  (unaudited)

                                                                  Year ended December 31, 1993
                                -------------------------------------------------------------------------------------------------
                                                                                                              QVC
                                                                                                             Tender
                                                                                 Pro forma       IV-IP       Offer
                                    TCI          Liberty         TeleCable      adjustments    Pro forma   Pro forma      TCI
                                Historical   Historical (1)    Historical (2)      (1)(2)         (3)         (4)       Pro forma
                                ----------   --------------    --------------   ------------    ---------  ---------    ---------
                                                           amounts in millions, except per share amounts
 Revenue                            $  4,153          1,153            287        (55)(11)          --         --        5,538
 Operating, selling, general and
    administrative expenses and
    compensation relation to stock
    appreciation rights               (2,326)        (1,105)          (163)        55 (11)          --         --       (3,539)
 Depreciation and amortization          (911)           (49)           (45)       (48)(12)          --         --       (1,053)
                                    --------         ------         ------       ----             ----      ------      ------
       Operating income (loss)           916             (1)            79        (48)              --         --          946
 Interest expense                       (731)           (31)           (24)        17 (13)         (36)(18)    --         (805)
 Interest and dividend income             34             23             --        (17)(13)          72 (19)    --          112
 Share of earnings of Liberty              4             --             --         (4)(14)          --         --           --
 Share of earnings (losses) of
    affiliates, net                      (76)            34             --         --                6 (20)    12 (22)    (139)
                                                                                                   (76)(21)   (39)(23)
 Gain on dispositions                     42             32              2         --               --         --           76
 Loss on transactions with TCIC           --            (30)            --         --               --         --          (30)(26)
 Loss on early extinguishment of
    debt                                 (17)            (2)            --         --               --         --          (19)
 Other expense, net                      (11)            (9)            --         --               --         --          (20)
                                    --------         ------         ------       ----             ----      ------      ------
       Earnings (loss) before
          income taxes                   161             16             57        (52)             (34)       (27)         121
 Income tax expense                     (168)           (12)           (23)        22 (15)          14 (15)    11 (15)    (156)
                                    --------         ------         ------       ----             ----      ------      ------
          Net earnings (loss)             (7)             4             34        (30)             (20)       (16)         (35)
 Dividend requirement on redeemable
    preferred stocks                      (2)           (32)            --        (17)(16)          --         --          (26)
                                                                                    9 (17)
                                                                                    2 (24)
                                                                                   14 (25)
                                    --------         ------         ------       ----              ----      -----       ------
       Net loss attributable to
          common shareholders      $     (9)           (28)            34        (22)              (20)        (16)        (61)(27)
                                    ========         ======         ======       ====              ====      =====      ======
 Loss per common share              $   (.02)                                                                           $ (.10)(29)
                                    ========                                                                            ======


See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

           Notes to Condensed Pro Forma Combined Financial Statements

                              September 30, 1994
                                  (unaudited)


(1) The TCI/Liberty Combination, which were consummated on August 4, 1994, were structured as a tax free exchange whereby the common stock of TCIC and Liberty and the preferred stock of Liberty were exchanged for like shares of TCI. The merger agreement provided that each share of TCIC's and Liberty's common stock (including shares held by TCIC's or Liberty's subsidiaries) would be converted into one share and 0.975 of a share, respectively, of the corresponding class of TCI's common stock. Shares of Liberty Class E Preferred Stock were converted into shares of a preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions substantially identical to the shares of preferred stock being converted. Shares of the remaining Liberty preferred stock held by subsidiaries of TCIC were converted into shares of a class of TCI preferred stock having an equivalent fair value to that which was given up. All preferred stock of TCI held by TCIC or its subsidiaries has been eliminated in consolidation. The TCI/Liberty Combination has been accounted for as a purchase of Liberty by TCI utilizing Liberty's historical predecessor cost.

(2) As of August 8, 1994, TCI, TCIC and TeleCable entered into the Merger Agreement whereby TeleCable will be merged into TCIC. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (currently estimated to be approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which will accrue dividends at a rate of 5.5% per annum, will be convertible into 10 million shares of TCI Class A common stock.
         The Series D Preferred Stock will be redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. Although the amount of net liabilities to be assumed by TCIC and the number of shares of TCI Class A common stock to be issued to TeleCable's shareholders are subject to closing adjustments, management does not believe that any such adjustments will be material.


(3) On January 20, 1995, Tele-Vue, Viacom, IP-IV and RCS Pacific entered into the Agreement pursuant to which RCS Pacific will acquire from Tele-Vue the assets of cable television systems serving approximately 1 million subscribers as of December 31, 1994 for total consideration of approximately $1,983,000,000, subject to adjustment in accordance with the terms of the Agreement. A subsidiary of TCI has agreed to loan $600 million in cash to IP-IV. IP-IV will, in turn, loan such $600 million to RCS Pacific. RCS Pacific could use the proceeds of the aforementioned loan as a portion of the total cash consideration to be paid to Tele-Vue, or at the option of TCI, to purchase $600 million of TCI Class A common stock. Should TCI elect to sell such common stock, RCS Pacific has the option to pay the consideration by delivery to Tele-Vue of its short-term note of up to $600 million of the total consideration with the balance to be paid in cash. Such note, if it is delivered, will be secured by RCS Pacific's pledge of shares of stock of TCI having an aggregate market value equal to the principal amount of such note, and payment of such note is expected to be made with the proceeds of the sale of the TCI stock pledged as collateral. TCI will guarantee that RCS Pacific will receive, upon sale of such TCI common stock, an amount equal to the principal amount of, and accrued interest on, the note delivered to Tele-Vue. The consummation of the transactions contemplated by the Agreement is conditioned, among other things, on receipt of approvals of various franchise and other governmental authorities and receipts of "minority tax certificates" from the FCC.

(4) The Purchaser has outstanding an offer to purchase all outstanding shares of QVC Common Stock and QVC Preferred Stock of QVC at
         $46 per share of QVC Common Stock and $460 per share of QVC Preferred Stock, net to the seller in cash, upon the terms of the related Offer to Purchase, as supplemented, and related Letters of Transmittal. If the QVC Tender Offer is consummated, the Purchaser will be merged with and into QVC and any remaining shares of QVC will be converted in the QVC Merger into cash at the same price as that offered in the QVC Tender Offer. As disclosed in a Supplement, dated the date hereof, to the Offer to Purchase the expiration date for the QVC Tender Offer has been extended to midnight, New York City time, on Thursday, February 9, 1995. The QVC Tender Offer is subject to various conditions, including obtaining financing sufficient to allow the Purchaser to purchase all of the outstanding Shares pursuant to the QVC Tender Offer, to consummate the QVC Merger and to pay related fees and expenses and to the absence of certain legal actions or proceedings. If the QVC Tender offer is consumated, Liberty will own approximately 43% of the Purchaser and will account for such investment utilizing the equity method.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

           Notes to Condensed Pro Forma Combined Financial Statements


(5) Represents an allocation of the purchase price of TeleCable to its tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.

(6) Represents the estimated incremental deferred income tax liability associated with the TeleCable purchase price allocations, as described in note (5) above. The adjustment assumes a combined federal and state income tax rate of 41%.

(7) Represents the elimination of TeleCable's historical stockholders' deficit, including the note receivable from the employee stock purchase plan. Pursuant to the Merger Agreement, any portion of such note receivable that remains unpaid at closing will not be included in the calculation of net liabilities to be assumed by TCIC at closing.

(8) Represents TCI's capital contribution to TCIC resulting from the issuance by TCI to TeleCable shareholders of shares of TCI Class A common stock (currently estimated to be approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate liquidation value of $300 million. The number of shares of TCI Class A common stock to be issued, which will be calculated using a per share value of $24, is dependent upon the amount of net liabilities of TeleCable that is assumed by TCIC at closing and certain other factors. See note (2) above.

(9)      Represents TCI's capital contribution to IP-IV.

(10) Represents borrowings by TCI, the proceeds of which will be loaned to IP-IV who will in turn loan the proceeds to RCS Pacific.

(11) Represents the elimination of intercompany revenue and operating expenses between TCIC and Liberty arising from the sale of certain cable television programming to their respective cable television subscribers. See note (2) above.

(12) Represents depreciation and amortization of TeleCable's allocated excess purchase price based upon weighted average lives of 12-1/2 years for property and equipment and 40 years for franchise costs. See note (1).

(13) Represents the elimination of interest on intercompany indebtedness between TCIC and Liberty. See note (1) above.

(14) Represents the elimination of TCIC's share of Liberty's historical earnings.

(15)     Reflects the estimated income tax effect of the pro forma adjustments.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

           Notes to Condensed Pro Forma Combined Financial Statements


(16) Represents the dividend requirements on TCI's Series D Preferred Stock (to be issued in connection with the proposed Merger - see note 2).

(17) Represents the elimination of the preferred stock dividend requirement on certain preferred stock of Liberty repurchased from TCIC in June of 1993.

(18) Reflects assumed interest expense on borrowings by TCI to provide a $600 million loan and $7 million capital contribution to IP-IV. Such interest expense is calculated at the assumed rate of 6% per annum.

(19)     Represents assumed interest income on note receivable described in note 9. Such interest income is calculated at the assumed rate of 12% per annum.

(20) Represents TCI's share of historical earnings of IP-IV based upon historical earnings of the cable television systems to be acquired by RCS Pacific from Tele-Vue.

(21) Represents the adjustment to TCI's share of historical earnings of IP-IV to reflect the acquisition of certain cable television systems by RCS Pacific. Such adjustment reflects TCI's 25% interest in IP-IV through such time as the capital contribution of the general partner of IP-IV has been reduced to zero through allocated share of losses. After such time, the adjustment reflects the recognition by TCI of 100% of the losses of IP-IV. Such losses result from assumed additional depreciation and amortization of the allocated excess purchase price and from assumed additional interest expense on the assumed indebtedness incurred by RCS Pacific to fund the purchase price.

(22) Reflects the incremental increase in TCI's share of QVC's historical earnings resulting from the proposed consummation of the QVC Tender Offer.

(23) Represents the adjustment to TCI's share of the pro forma loss of the Purchaser after giving effect to the proposed consummation of the QVC Tender Offer. Such adjustment reflects the estimated incremental interest, depreciation and amortization expense, net of income taxes, that will be incurred by the Purchaser following the proposed consummation of the QVC Tender Offer.

(24) Reflects the elimination of the preferred stock dividend requirement on TCIC preferred stock converted into common stock of TCIC during the year ended December 31, 1993.

(25) Represents the elimination of the preferred stock dividend requirements on Liberty preferred stock held by TCIC converted into preferred stock of TCI.

(26) Amount not eliminated for pro forma purposes as a reserve for an impairment would have been required (based upon fair market value of underlying asset) equal to the loss recognized by Liberty.

(27) Should TCI elect to sell $600 million of TCI Class A common stock to RCS Pacific and should RCS Pacific elect to pay a portion of the consideration with a note payable in the principal amount of $600 million, net earnings attributable to common shareholders would be $59 million (or $.09 per share) for the nine months ended September 30, 1994 and net loss attributable to common shareholders would be $49 million (or $.08 per share) for the year ended December 31, 1993, respectively.

(28) Reflects primary and fully diluted earnings per common and common equivalent share based upon 650,386,837 weighted average shares. Such amount is calculated utilizing 517,168,689 weighted average shares of TCI at September 30, 1994 (such amount representing TCI's weighted average shares, as disclosed in its historical financial statements), adjusted for the effect of shares issued in the TCI/Liberty Combination as if such transaction had occurred on January 1 and adjusted for the issuance of approximately 42 million shares of TCI Class A common stock to be issued in connection with the Merger. Shares issuable upon conversion of the Series D Preferred Stock (see note 2) have not been included in the computation of weighted average shares outstanding for the nine months ended September 30, 1994 because their inclusion would be anti-dilutive.



                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (formerly TCI/Liberty Holding Company)

           Notes to Condensed Pro Forma Combined Financial Statements


(29) Reflects loss per common share based upon 591,282,340 weighted average shares. Such amount is calculated utilizing (i) 432,566,150 weighted average shares of TCIC at December 31, 1993 (such amount representing TCIC's weighted average shares, as disclosed in its historical financial statements) reduced by 6,525,721 shares of TCIC common stock previously held by Liberty (ii) 126,932,745 weighted averages shares of Liberty at December 31, 1993 (such amount representing Liberty's weighted average shares, as disclosed in its historical financial statements and Liberty common stock repurchased from TCIC in 1993, all of which have been adjusted by 0.975 of a share) reduced by 3,390,834 shares of Liberty common stock (as adjusted by 0.975 of a share) previously held by TCIC and (iii) 41,700,000 shares of TCI Class A common stock to be issued in connection with the proposed Merger. Shares issuable upon conversion of the Series D Preferred Stock (see note 2) have not been included in the computation of weighted average shares outstanding for the year ended December 31, 1993 because their inclusion would be anti-dilutive.